As filed with the Securities and Exchange Commission on October 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FG Nexus Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-1119100
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

6408 Bannington Road

Charlotte, North Carolina 28226

(704) 994-8279

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kyle Cerminara

Chief Executive Officer

c/o FG Nexus Inc

6408 Bannington Road

Charlotte, North Carolina 28226

(704) 994-8279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10054

Phone: (212) 407-4000

Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Up to 40,000,000 shares of Common Stock issuable upon exercise of Pre-Funded Warrants

FG Nexus Inc.

This prospectus relates to the resale, from time to time, of up to an aggregate of 40,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of FG Nexus Inc. f/k/a Fundamental Global Inc., a Nevada corporation (the “Company”, “we”, “us” or “our”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Selling Stockholders”), issued or issuable upon the exercise of the issued and outstanding pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”), held by the Selling Stockholders.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any such Shares. The Selling Stockholders received the Pre-Funded Warrants from us pursuant to a private placement transaction. We are registering the offer and resale of the Shares to satisfy a covenant set forth in the registration rights agreement entered into on July 29, 2025 (the “Registration Rights Agreement”) concurrently with the securities purchase agreement entered into on July 29, 2025 (the “SPA”), in each case, with respect to the private placement, pursuant to which we agreed to register the resale of the Shares within a limited period of time following the date of the Registration Rights Agreement.

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We may, however, receive the nominal exercise price upon the exercise of certain of the Pre-Funded Warrants to the extent that the Pre-Funded Warrants are exercised and the exercise price was not previously paid. We are paying however all of the fees and expenses in connection with the registration of the Shares.

INVESTING IN OUR SHARES INVOLVES RISKS. WE STRONGLY RECOMMEND THAT YOU READ CAREFULLY THE RISKS WE DESCRIBE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AS WELL AS THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” ON PAGE 10 OF THIS PROSPECTUS.

Our Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “FGNX”. On October 13, 2025, the last reported sale price of our Common Stock on NASDAQ was $4.54 per share.

You should carefully read this prospectus, any applicable prospectus supplement and the information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. The Selling Stockholders may resell, from time to time, in one or more offerings, the Shares offered by this prospectus, as described under “Plan of Distribution.” Information about the Selling Stockholders may change over time. When the Selling Stockholders sell the Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. Before purchasing any Shares, you should carefully read both this prospectus and the accompanying prospectus supplement, if any (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Stockholders have authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” or “the Company” are to FG Nexus Inc., a Nevada corporation, together with our consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contains not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, forward-looking statements may be made in press releases, orally, at conferences, on the Company’s website, or otherwise, by or on behalf of the Company. Statements that are not historical are forward-looking and reflect expectations for future Company performance. These statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goal,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” These statements involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any statements in this prospectus or incorporated herein by reference that are not based upon historical fact are forward-looking statements and represent our best judgment as to what may occur in the future. Forward-looking statements involve a number of known and unknown risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the following risks and uncertainties: without limitation: general conditions in the global economy; risks associated with operating in the merchant banking and managed services industries, including inadequately priced insured risks and credit risk; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; l risks of not being able to execute on our asset management strategy and potential loss of value of our holdings; risk of becoming an investment company; fluctuations in our short-term results as we implement our business strategies; risks of not being able to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; the slowing or stopping of the development or acceptance of cryptocurrency networks, including the ETH network; extreme volatility in the trading price of ETH; regulatory developments related to cryptocurrencies and cryptocurrency markets; Inability to successfully implement the new business strategy towards a focus on ETH; the classification of ETH as a “security,” that would subject us to additional regulation; and disruptions to the ETH network or any unanticipated difficulties.

Although we believe the expectations reflected in our forward-looking statements are reasonable, in reading this prospectus and the documents incorporated into this prospectus by reference, you should consider the factors discussed under the heading “Risk Factors” contained in this prospectus in evaluating any; forward-looking statements and you are cautioned not to place undue reliance on any forward-looking statements. Each forward-looking statement is made and applies only as of the date of the particular statement, and we are not obligated to update, withdraw, or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements. All forward-looking statements attributed or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this section entitled “Cautionary Statement Regarding Forward-Looking Statements.

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FG NEXUS INC.

FG Nexus Inc. is a holding company incorporated in the state of Nevada. On December 9, 2022, the Company completed its reincorporation from a Delaware corporation to a Nevada corporation. On September 5, 2025, the Company changed its name from “Fundamental Global Inc.” to “FG Nexus Inc.” Our common stock and Series A preferred shares are currently listed on Nasdaq under the symbols “FGNX” and “FGNXP,” respectively.

The Company currently conducts business through its business segments including digital assets, merchant banking, reinsurance and managed services.

Digital Assets

We recently initiated an Ethereum (ETH) treasury strategy. ETH is the native token of the Ethereum network. Ethereum is the foundation of digital finance and settlement layer for the majority of stablecoins, Decentralized Finance (DeFi), and tokenized assets.

We intend to accumulate ETH as a long-term treasury asset. Our goal is to acquire and grow our overall ETH position and utilize professional treasury strategies to increase our ETH holdings. We currently are solely invested in ETH. We do not currently plan to invest in other crypto assets, but that may change in the future as we evaluate additional opportunities and transactions. In the event we do, we will make appropriate public disclosures.

Our treasury strategy is focused on increasing the amount of ETH held through a combination of capital raising activities and Treasury activities including currently, staking, but potentially in the future, restaking, liquid staking and other decentralized finance activities. We expect that ETH will serve as our primary treasury reserve asset in the future. We intend to focus on maximizing ETH accumulation and value accretion, while maintaining robust controls and oversight over these digital assets.

We expect the source of capital for our acquisitions of ETH, in the next twelve months, and beyond, will come from capital raises, future PIPEs, issuances made pursuant to our Sales Agreement and issuances of preferred stock or other structured credit/hybrid securities, as well as from potential divestitures of non-core assets such as our real estate. We intend to deploy net proceeds from future capital raising initiatives to scale our ETH treasury operations. As of October 13, 2025, we have accumulated 50,822 ETH. See “Recent Developments.”

Our yield strategies are currently focused exclusively on native Ethereum staking. We utilize third-party custodians, including Anchorage and Bitgo as well as third-party treasury management services including Galaxy Digital to carry out our staking strategy. Currently all ETH is held, and staking transactions are initiated and implemented, in and through our custodial accounts at Anchorage and Bitgo.

Staking rewards are issued natively by the Ethereum protocol and are deposited into our custodial wallet in the form of additional ETH. Reward amounts are determined based on the staked amount, validator performance (particularly uptime and attestation accuracy), overall network participation, and the protocol’s random selection process for block proposals. We currently intend to retain ETH rewards in the custodial wallets and allow rewards to compound. In the future, we may change our plans with respect to the handling of staking rewards.

We stake ETH directly in the Ethereum protocol through institutional-grade validator infrastructure, participating in both block validation and attestations to secure the network and support consensus. We earn rewards denominated in ETH for these activities. We currently do not commingle or pool funds with other participants. All ETH remains under our sole custody and ownership, and we maintain complete operational control over our validator fleet. At any time, we may independently exit a validator by executing the requisite transaction through our institutional custodian platforms, which include BitGo and Anchorage Digital. All staking providers operating within these custodial frameworks utilize OFAC-compliant MEV relays, ensuring regulatory compliance while optimizing protocol-level rewards. In addition to direct staking, we are continuing to evaluate complementary strategies to generate increased yields, including institutional lending, liquid staking, restaking mechanisms, and other strategies.

We manage liquidity risks associated with staking by monitoring our potential liquidity needs and opportunities. We take a balanced approach and retain a portion of our ETH portfolio as unstaked to retain liquidity.

We are evaluating complementary yield-generation strategies, including leveraging institutional lending desks (e.g. Galaxy), liquid staking, restaking mechanisms, and other vetted institutional ETH vault managers. At the current time, we are continuing to evaluate opportunities to enhance long-term yield, but we are not actively engaged in those complimentary yield-generation activities nor have an anticipated timeline in which we intend to do so.

We have a written policy related to and governing our staking activities and the institution of other methods by which to generate yield, and which also governs and provides procedures around the purchase, exchange and monetization of ETH as well as the monitoring of our potential liquidity needs and opportunities.

We also have a written policy related to and governing, and providing applicable procedures around when we will exchange cash or other assets for ETH, and how we monetize such purchases of ETH, as we intend to use the net proceeds from all capital raises to purchase ETH immediately, and we do not intend on selling our ETH. As stated above, we do not plan on acquiring other crypto assets for our treasury holdings. Our entire treasury is currently invested in ETH – we will always maintain a small but reasonable amount of cash on hand for operational expenses. We do not plan on hedging our ETH exposure.

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Agreements with Custodians

Our ETH is currently held with two institutional custodian platforms, pursuant to written agreements, which include Anchorage Digital Bank N.A., a national trust bank regulated by the Office of the Controller of the Currency (“Anchorage Digital”) and BitGo Trust Company, Inc., a South Dakota Trust chartered under the South Dakota Consolidated Laws and is supervised by the South Dakota Division of Banking (“BitGo”). All of our digital assets are in proprietary cold storage solutions at Anchorage and Bitgo.

We maintain internal controls requiring multiple levels of approval for access, initiation and approval of all transactions related to those assets. We also monitor and evaluate the internal controls of our third-party custodians, whose control environments and control procedures are subject to external audits. One element of our control procedures includes obtaining and evaluating the SOC-1 and SOC-2 reports issued by the custodians’ external auditors.

The Company’s assets held by the custodians are fully segregated on-chain accounts, and as such they are not comingled with any of the custodians’ clients, or the custodians’ own balance sheet assets. Only the Company and its asset manager, Galaxy Digital Capital Management LP, have access to the Company’s ETH held by the custodians. Our custodians maintain insurance policies ranging from $100 million to $250 million for loss of property due to theft, robbery or burglary, as well as third-party computer and funds transfer fraud. However it is unlikely any form of insurance would cover 100% of the Company’s loss in the event of a total loss scenario. The Company’s assets held by the custodians are not accessible by the custodians’ creditors and would never be used in the case of insolvency. As regulated entities, in the unlikely event of a custodian’s insolvency, the custodian would be liquidated by its regulator who would protect assets designated for the benefit of customers. The Company’s assets held by the custodians, such that the Company’s assets are the Company’s assets and not the assets of the custodian. Each of our custodial agreements are for a term of 1 year, with an automatic renewal if the agreement is not terminated in advance of the ending of the initial term of the agreements.

The foregoing summary of The Master Custody Service Agreement, dated July 17, 2025, between the Company and Anchorage Digital Bank N.A. and the BitGo Custodial Services Agreement, dated August 1, 2025, between the Company and BitGo Trust Company, Inc. do not purport to be complete and readers are referred to the complete text of the actual agreements, copies of which are attached hereto as Exhibits 10.3 and 10.4 and are herein incorporated by reference.

Galaxy Asset Management Agreement

The Company entered into an Asset Management Agreement, dated July 21, 2025 (the “Asset Management Agreement”) with Galaxy Digital Capital Management LP (the “Asset Manager”). The Asset Manager shall provide discretionary investment management services with respect to, among other assets (including without limitation certain subsequently raised funds), the Company’s proceeds from the Offering (the “Account Assets”) in accordance with the terms of the Asset Management Agreement. The Asset Managers will pursue a long-only investment strategy investing in ETH only, which strategy may include staking, restaking and liquid staking ETH to improve returns (the “ETH Strategy”). The ETH Strategy (and its risk-adjusted returns) will be overseen by the Company’s designated authorized persons. The custodian under the Asset Management Agreements will consist of Anchorage Digital Bank N.A., BitGo Trust Company, Inc. and potentially other cryptocurrency custodians agreed to by the Company and the Asset Managers.

The Company shall pay the Asset Manager a tiered asset-based fee (the “Asset-based Fee”) ranging from 0.75% to 1.25% per annum of the Asset Manager’s Account Assets under management; provided, however, that the minimum Asset-based Fee payable to the Asset Manager in any given month shall be $83,333.33 ($1 million per annum). The Asset-based Fee shall be calculated and invoiced to the Company on the first business day of each calendar month in arrears for the previously-concluded month, as determined by the Asset Manager in a commercially reasonable manner and in good faith, by reference to such pricing source as agreed between the Asset Manager and the Company from time to time. For any asset prices not available on Coinbase, the Asset Manager shall determine the value of such assets in a commercially reasonable manner and in good faith by reference to reputable industry sources. The Company must pay the invoice from the Asset Manager no later than ten (10) business days after the Company receives an invoice.

The Asset Management Agreement was effective on July 21, 2025 and will, unless early terminated in accordance with the provisions of the Asset Management Agreement, continue in effect until the July 21, 2028, and, unless terminated in accordance with its terms, shall thereafter continue for successive one-year renewal periods upon the mutual agreement of the Asset Manager and the Client (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”). This Asset Management Agreement may be terminated at any time for Cause by the Company or the Asset Manager upon at least thirty (30) days prior written notice to the other Party. In addition, at any time after the date that is three years after the Effective Date, this Agreement may be terminated at any time by the Client, by providing 90 days’ written notice to the Asset Manager. The Asset Management Agreement defines the term “Cause” as (i) with respect to the Asset Manager, (a)(1) fraud, (2) material breach of its obligations under this Agreement, or (3) any action or omission constituting gross negligence in performing its obligations under this Agreement; provided, that the Asset Manager shall have a cure period of thirty (30) days following notice of an occurrence of (1) or (2) if such breach, action or omission, as applicable is curable), (b) an act of insolvency, as defined in the Asset Management Agreement, occurring with respect to the Asset Manager; provided that an act of insolvency shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (c) is dissolved; provided that such dissolution shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Company (a) a material breach by the Client of its obligations under this Agreement (provided, that the Client shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (b) it becomes unlawful under any applicable law (as determined by the Asset Manager in its sole discretion) for the Asset Manager to perform its obligations under the Agreement, in which case the Asset Manager may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with 3 days prior written notice. Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under the Asset Management Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of the Asset Management Agreement.

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The foregoing summary of the Asset Management Agreement does not purport to be complete and readers are referred to the complete text of the Asset Management Agreement, which is attached hereto as Exhibit 10.5 and is herein incorporated by reference.

Background on Ethereum

Ethereum is an open-source, decentralized blockchain that went live on July 30, 2015; its native digital asset, ether (“ETH”), is required to pay transaction fees and for computation on the network (often called “gas,” commonly quoted in gwei, where 10^9 gwei = 1 ETH). The Ethereum network’s software is maintained by multiple independent client teams and upgraded through the public Ethereum Improvement Proposal (“EIP”) process; developers publish proposed changes in the open, and upgrades are only activated if node operators and validators voluntarily download and run client releases implementing them—no single entity controls the protocol. In practice, community consensus among client teams, researchers, node operators, validators, application developers and users drive adoption of upgrades; updates are not “automatically” adopted and take effect only to the extent validators and nodes choose to run the new code.

At genesis, 72.0 million ETH were created and distributed as follows: 60.0 million ETH (≈83.33%) sold to the public in a 2014 crowd sale; 6.0 million ETH (≈8.33%) to the Ethereum Foundation; 3.0 million ETH (≈4.17%) to developers; and 3.0 million ETH (≈4.17%) to a developer purchase program. Subsequent supply growth was originally driven by issuance to miners under proof-of-work; in August 2021, the EIP-1559 upgrade introduced a protocol-set base fee that is burned (permanently removed from supply) plus a separate priority fee (tip) to compensate block producers. On September 15, 2022, Ethereum completed “the Merge,” transitioning to proof-of-stake, under which validators stake ETH (a full validator currently requires a 32-ETH deposit) to propose and attest to blocks and earn protocol rewards, subject to penalties and potential slashing (loss of a portion of staked ETH) for malicious behavior or certain faults. On March 13, 2024, the Dencun upgrade (including EIP-4844) added “blob” data space intended to reduce data costs for Layer-2 rollups that settle to Ethereum, improving throughput economics for those systems.

ETH serves as: (i) gas to pay for transactions and smart-contract computation on the base layer (the required base fee is burned; users may add a priority tip); (ii) economic security for the network via staking by validators; and (iii) widely used collateral and medium of exchange across decentralized finance (“DeFi”) applications and for purchasing or minting non-fungible tokens (“NFTs”) on Ethereum.

ETH does not have a fixed maximum supply under the protocol; net supply varies over time based on issuance (primarily to validators) less burns under EIP-1559, and has at times been net-inflationary and at other times net-deflationary depending on network activity. As of August 23, 2025, ETH’s circulating supply is approximately 120.7 million ETH. ETH’s market capitalization is approximately $570 billion; 24-hour spot trading volume is approximately $63.6 billion; and 30-day cumulative spot volume is approximately $748.3 billion, implying a 30-day average daily volume of about $25 billion/day; figures are sourced from a widely used third-party aggregator and are volatile

Ethereum’s base-layer protocol is open-source and developed through the EIP process (see EIP-1), with public discussion and review among core developers, independent client teams, researchers, node operators, validators, and users; upgrades are implemented in client software and become effective on-chain only as operators and validators elect to run the upgraded clients. This decentralized, opt-in governance model means no central authority can unilaterally impose changes to the network. Of additional note, transaction fees on Ethereum are only payable in ETH, and gas prices are often quoted in gwei (1 ETH = 1,000,000,000 gwei). Staking exposes validators to potential slashing penalties (e.g., for double-signing or extended downtime) under protocol rules.

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Merchant Banking

We manage our merchant banking and asset management activities through FG Management Solutions LLC (“FGMS”), formerly known as FG SPAC Solutions, LLC. Merchant banking services include various strategic, administrative, and regulatory support services to newly formed SPACs (our SPAC platform). Additionally, the Company co-founded a partnership, FG Merchant Partners, LP (“FGMP”), formerly known as FG SPAC Partners, LP, to participate as a co-sponsor for newly formed SPACs and other merchant banking clients.

In addition, our merchant banking division has facilitated the launch of several new companies, including FG Communities, Inc. (“FGC”), a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC, and Craveworthy LLC (“Craveworthy”), an innovative fast casual restaurant platform company.

Reinsurance

We provide specialty property and casualty reinsurance through our wholly owned reinsurance subsidiary, FG Reinsurance Ltd (“FGRe”), a Cayman Islands limited liability company. FGRe has been granted a Class B (iii) insurer license in accordance with the terms of The Insurance Act (as revised) of the Cayman Islands and underlying regulations thereto and is subject to regulation by the Cayman Islands Monetary Authority (the “Authority”). The terms of the license require advance approval from the Authority should FGRe wish to enter into any reinsurance agreements which are not fully collateralized. As of June 30, 2025, the Company had six active reinsurance contracts. The Company’s Board of Directors approved a plan to exit the reinsurance business on or before December 31, 2025. The Company is continuing to evaluate its plans with regard to the reinsurance business following the implementation of the new digital asset strategies.

Managed Services

Our wholly owned subsidiary, Strong Technical Services, Inc. (“STS”), is a leader in the entertainment industry providing mission critical products and services to cinema exhibitors and entertainment venues for over 90 years. STS provides comprehensive managed service offerings with 24/7/365 support nationwide to ensure solution uptime and availability. The Company distributed the Managed Services business to FG CVR Trust, a Delaware Statutory Trust, (the “CVR Trust”) as of August 8, 2025.

Recent Developments

PIPE Offering to Establish ETH Treasury Strategy

On July 29, 2025, we entered into securities purchase agreements with certain accredited investors (the “PIPE Purchasers”) pursuant to which we agreed to sell and issue to the PIPE Purchasers in a private placement offering (the “PIPE Offering”) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 40,000,000 shares (the “Pre-Funded Warrant Shares” or “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an offering price of $5.00 per Pre-Funded Warrant including the nominal exercise price of $0.001 per Pre-Funded Warrant Share (the “PFW Purchase Price ), payable at the option of the PIPE Purchaser in cash, Bitcoin (BTC), the stablecoin USDC or ETH. For PIPE Purchasers which elected to pay the PFW Purchase Price in a cryptocurrency, then the amount of such cryptocurrency paid was equal to (a) the per PFW Purchase Price, divided by (b) the spot exchange rate for that cryptocurrency (i.e. BTC, ETH or USDC, as applicable) as published by Coinbase.com at 8:00 p.m. (New York City time) on July 25, 2025. The gross proceeds from the PIPE Offering were $200,000,000, of which approximately 89% was paid in U.S. dollars, 10% was paid in ETH and the remainder in BTC and USDC. The net proceeds from the PIPE Offering after payment of placement agent fees and other expenses were approximately $193 million. The closing of approximately $199.65 million of the PIPE Offering occurred on August 4, 2025 and the balance of approximately $350,000 of the PIPE Offering closed on August 5, 2025.

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Each of the Pre-Funded Warrants is immediately exercisable, upon the effectiveness of an amendment to the Company’s Articles of Incorporation (the “Charter Amendment,” as described below in “—Charter Amendment and Name Change”), providing for, among other things, an increase in the amount of authorized shares of Common Stock, for one share of Common Stock at the exercise price of $0.001 per Pre-Funded Warrant Share and may be exercised at any time until all of the Pre-Funded Warrants issued in the Offering are exercised in full. Of the Pre-Funded Warrants, approximately 85% were issued with an automatic exercise feature, which would result in the automatic exercise of such Pre-Funded Warrants upon the effectiveness of the Charter Amendment. On September 5, 2025, the date the Charter Amendment became effective, 34,026,811 of the Pre-Funded Warrants were automatically exercised for a total of 34,026,811 shares of Common Stock. (or “Pre-Funded Warrant Shares” or “Warrant Shares”). A Purchaser’s ability to exercise its Pre-Funded Warrants in exchange for shares of Common Stock (other than those containing an automatic exercise feature) is subject to certain beneficial ownership limitations set forth therein.

The Company and the PIPE Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission, within 30 days of the closing of the PIPE Offering registering the resale of the Pre-Funded Warrant Shares.

The Company intended to use the net proceeds from the PIPE Offering to fund the acquisition of Cryptocurrency, the establishment of the Company’s cryptocurrency treasury operations as well as pay all transaction fees, expenses, professional fees and other costs incurred in connection with the PIPE Offering and for general corporate purposes. ETH will serve as the Company’s primary treasury reserve asset. The Company believes this strategy will allow the Company to diversify reserves, enhance capital efficiency, and align with emerging financial technologies.

CVR Trust

On July 30, 2025, the Company announced that in connection with the adoption of its Ethereum treasury strategy, the Company will form FG CVR Trust, a Delaware Statutory Trust, (the “CVR Trust”) and then transfer existing assets of the Company (the “Asset Transfer”) to the CVR Trust for the benefit of the Company’s current common shareholders. The CVR Trust has been formed and the Company is in the process of completing the Asset Transfer.

The CVR Trust is a Delaware statutory trust. The Delaware trustee of the CVR Trust is Wilmington Trust, National Association. The Management Committee of the CVR Trust will manage the liquidation and monetization of the CVR Trust’s assets, whether such assets are held directly by the CVR Trust or indirectly through the CVR Trust’s wholly-owned subsidiary, FG CVR SpinCo, LLC, a Delaware limited liability company (the “SpinCo”). The CVR Trust is the sole member and manager of the SpinCo. The Management Committee of the CVR Trust is comprised of two members: D. Kyle Cerminara and Larry G. Swets. Neither the CVR Trust’s trust agreement nor the Contingent Value Rights Agreement, dated August 8, 2025, between the Company and the CVR Trust (the “CVR Agreement”) provide for the compensation of the Management Committee members, but Mr. Cerminara and Mr. Swets will each continue to be compensated in their capacity as employees of FG Nexus Inc. Accordingly, it is not expected that the Management Committee members’ compensation will impact the value of the assets in the CVR Trust available to shareholders.

The transferred assets include: (i) all interests in Strong Technical Services, Inc., (ii) the preferred shares of Saltire Capital Ltd. plus all accumulated dividends, (iii) all shares or other interests in FG Merchant Partners, (iv) all interests in Firefly Systems Inc., (v) all interests in Green First Forest Products Ltd., (vi) all interests in FG Communities Inc., (vii) all interests in Craveworthy Brands, (viii) all interests in FG Merger II Corp., (ix) all interests in Aldel Financial II Inc., (x) all interests in Greenland Exploration Limited, (xi) all interests in Argo Holdings, (xii) all interests in Think Markets, (xiii) all interests in Pivotal Capital, (xiv) all interests in B-Scada Inc. and (xv) all current cash and cash equivalents of the Company as of the establishment of the CVR Trust. The transferred assets cash and cash equivalents of approximately $10 million as of June 30, 2025 and equity holdings, including 100% ownership of Strong Technical Services and minority investments in other private and public companies with net book value totaling approximately $39 million as June 30, 2025.

The CVR Trust made an initial distribution payment of $10 per CVR to CVR holders on September 17, 2025. The Management Committee will seek to monetize the remaining assets held by the CVR Trust over the next 1-3 years, balancing near term liquidity and ultimate value realization from the assets for future distributions to the CVR holders. CVR holders are not guaranteed any payment from the CVR Trust. While the Company believes the CVR holders will receive distributions from the CVR there can be no guarantee regarding the specific amounts to be distributed and there is the possibility certain of the assets in the CVR Trust may ultimately be worthless if the Management Committee is not able to monetize such assets.

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Following the completion of the transfer of assets to the CVR Trust, the Company retained certain legacy assets relating to, among other things, its Reinsurance business segment, its Merchant Banking business segment, certain real estate assets, and certain equity holdings. Those retained legacy assets include the Company’s wholly owned reinsurance subsidiary, FG Reinsurance Ltd (“FGRe”), a Cayman Islands limited liability company, which provides specialty property and casualty reinsurance. As of June 30, 2025, the Reinsurance net assets were $3.6 million, and the Reinsurance business generated net premium revenue of $17.2 million and net underwriting profits of $3.5 million for the six months ending June 30, 2025. The retained assets include land and an 80,000 square foot industrial facility located in Joliette Quebec with a net book value of $2.4 million. The retained assets include common shares of Saltire Capital Ltd, a Canadian company listed on the TSX with a net book value of approximately $19.4 million as of June 30, 2024. The Company also retained the Merchant Banking business operations and related assembled workforce and expertise, intangible assets which are not recognized in the Company’s net book value as of June 30, 2025. The Company expects to enhance and expand its existing financial industry segments through its adoption of an Ethereum treasury, staking and RWA tokenization strategy that the Company expects to implement in the future.

The CVRs are not transferable, except in certain limited circumstances as provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be listed for trading on any exchange. The CVRs are not and will not be registered and the CVR Trust is not and will not be a reporting entity, however, the Company intends to provide information to the CVR holders relating to the assets in the CVR Trust and the distributions to be distributed to the CVR holders from the CVR Trust. The Company has established a website www.fgftrust.com, which when live will include information about the CVR Trust, the management of the CVR Trust, the assets in the CVR Trust, the value of the assets in the CVR Trust and the distributions to the CVR holders.

On August 11, 2025, the Company’s distributed the CVRs to the holders of the Company’s common stock as of August 8, 2025.

Charter Amendment and Name Change

Effective September 5, 2025, we amended our Articles of Incorporation to increase the total number of authorized shares of common stock, par value $0.001 per share (the “Common Stock”) from 4,000,000 shares to 1,000,000,000 shares and the total number of authorized shares of preferred stock (the “Preferred Stock”) from 100,000,000 shares to 500,000,000 shares (collectively, the “Preferred Stock”), of which (a) 15,000,000 shares of Preferred Stock (increased from 1,000,000 shares) are designated 8% cumulative preferred stock, Series A, par value $25.00 (the “Series A Preferred Stock”), and (b) 485,000,000 shares of Preferred Stock (increased from 99,000,000 shares) are undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”), and change the name of the Company to “FG Nexus Inc.” (the “Charter Amendment”). In connection with the Charter Amendment and name change, the Company changed the trading symbol for its Common Stock to “FGNX” and for its Series A Preferred Stock to “FGNXP.”

The holders of a majority of the voting power of our outstanding Common Stock as of July 23, 2025, by written consent (the “July Written Consent”) approved the increase to the Company’s authorized capital, the Asset Transfer and the establishment of the FG CVR Trust, among other matters, on July 23, 2025. The Charter Amendment, including the name change, became effective on September 5, 2025 .. Upon the filing of the Charter Amendment with the Secretary of State of Nevada, and the effectiveness of the Charter Amendment on September 5, 2025, approximately 86% of the Pre-Funded Warrants were automatically exercised for 34,026,811 shares of Common Stock.

Additional Charter Amendment and By-Laws Amendment

Effective October 7, 2025, we amended our Articles of Incorporation to (a) increase the total number of authorized shares of Common Stock from 1,000,000,000 shares of Common Stock to 900,000,000,000 shares of Common Stock and the total number of authorized shares of Preferred Stock from 500,000,000 shares to 100,000,000,000 shares, of which (i) 10,000,000,000 shares of Preferred Stock (increased from 15,000,000 shares) are designated Series A Preferred Stock, and (ii) 90,000,000,000 shares of Preferred Stock (increased from 485,000,000 shares) are Undesignated Preferred Stock, (b) require that certain “Concurrent Jurisdiction Actions” and “Internal Actions” (as such terms are defined in NRS 78.046, collectively, the “Internal Actions”) must be brought solely or exclusively in the Eighth Judicial District Court of Clark County in the State of Nevada and that such Internal Actions should be tried before a judge rather than a jury, in accordance with NRS 78.046(4); (c) clarify that any change of the Company’s name shall not require consent of the Company’s stockholders, in accordance with NRS 78.390(8); (d) have the Company “opt out” to the interested stockholder combination provisions set forth in NRS Sections 78.411 to 78.444, inclusive; and (e) have the Company “opt out” to the control share provisions set forth in NRS Sections 78.378 to 78.3793, inclusive (the “Additional Charter Amendment”). In connection with the Additional Charter Amendment, we amended our By-laws to clarify the applicable voting thresholds for proposed amendments to the By-Laws (the “By-Laws Amendment”).

The holders of a majority of the voting power of our outstanding Common Stock as of September 4, 2025, by written consent (the “September Written Consent”) approved the Additional Charter Amendment and By-Laws Amendment to, among other matters, increase the Company’s authorized capital. The Additional Charter Amendment became effective on October 7, 2025, and the By-Laws Amendment became effective on October 13, 2025.

Side Letter Agreement

On August 4, 2025, the Company entered into side letter agreement (the “Side Letter Agreement”) with OGroup LLC to induce certain members of OGroup LLC to execute employment agreements with the Company. The Side Letter Agreement provides that OGroup LLC shall have the right to designate two (2) persons to be elected to the Company’s board of directors (the “Board”). The Company agreed to use its reasonable best efforts (subject to applicable law and the exercise of fiduciary duties) to have such designated nominees elected to the Board. OGroup LLC’s right to designate two (2) persons to be elected to the Board shall terminate on the earlier of (1) July 22, 2028 or (2) the date the Company ceases to have any digital assets business. The Side Letter Agreement provides further that the Company shall issue warrants to purchase 170,000 shares of the Company’s common stock to each of the following persons: (1) Maja Vujinovic, (2) Theodore Rosenthal, (3) Galeb3 Inc. and (4) Manatee Ventures Inc. (the “OGroup Warrants”). On August 4, 2025, the Company issued the OGroup Warrants, appointed Maja Vujinovic and Jose Vargas to the Board, and entered into at-will employment agreements with Maja Vujinovic, Jose Vargas and Theodore Rosenthal.

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ATM Sales Agreement

On August 7, 2025, the Company entered into a Sales Agreement (the “Sales Agreement”) with ThinkEquity LLC (the “Sales Agent”), pursuant to which the Company may offer and sell, from time to time through the Sales Agent, up to such number or dollar amount of shares that would (a) exceed the number or dollar amount of shares of Common Stock registered on the effective registration statement pursuant to which the offering is being made, (b) exceed the number of authorized but unissued shares of Common Stock (less shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) exceed the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions of the Sales Agreement.

Under the Sales Agreement, the Sales Agent may sell the Shares in sales deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through The Nasdaq Global Market or any other existing trading market for the Common Stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. The Company may instruct the Sales Agent not to sell the Shares if the sales cannot be effected at or above the price designated by the Company from time to time.

The Company is not obligated to make any sales of the Shares under the Sales Agreement. The offering pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of the Shares subject to the Sales Agreement and (ii) termination of the Sales Agreement as permitted therein. The Company may terminate the Sales Agreement in its sole discretion at any time by giving ten days’ prior notice to the Sales Agent. The Sales Agent may terminate the Sales Agreement under the circumstances specified in the Sales Agreement and in its sole discretion at any time by giving ten days’ prior notice to the Company.

The Company will pay the Sales Agent a fixed commission rate of 3.0% of the aggregate gross proceeds from the sale of the Shares pursuant to the Sales Agreement and has agreed to provide the Sales Agent with customary indemnification and contribution rights. The Company also agreed to reimburse the Sales Agent the fees and expenses of the Sales Agent including but not limited to the fees and expenses of the counsel to the Sales Agent, payable upon the execution of the Sales Agreement, in an amount not to exceed $50,000. In addition, the Company will reimburse the Sales Agent upon request for such costs, fees and expenses incurred in connection with the Sales Agreement in an amount not to exceed $7,500 on a quarterly basis for the first three quarters of each year and $10,000 for the fourth quarter of each year.

Approval of Share Repurchase Program

On September 5, 2025, our Board of Directors approved by unanimous written consent the implementation of a share repurchase program whereby we may from time to time, use a portion of its surplus of capital to repurchase on the open market up to $200,000,000 of our Common Stock (the “Share Repurchase Program”). Any repurchases conducted pursuant to the Share Repurchase Program will be in accordance with Rule 10b-18 of the Exchange Act and will be made in accordance with applicable laws and regulations in effect from time to time.

Corporate Information

Our principal executive offices are located at 6408 Bannington Road, Charlotte, North Carolina 28226, and our telephone number at this address is (704) 994-8279. Our website is www.fgnexus.io. Information contained on, or that may be accessible through, our website is not a part of, and is not incorporated into, this prospectus.

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RISK FACTORS

An investment in our Shares involves a high degree of risk. Before making an investment in our Shares, you should carefully consider the risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, our most recent Quarterly Report on Form 10-Q and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference (other than, in each case, information furnished, rather than filed), as well as the information contained in this prospectus and in any prospectus supplements relating to particular offers of securities. Any of those risk factors could significantly and adversely affect our business, prospects, financial condition and results of operations, and the trading price of our securities. Although we describe, and will describe, what we believe to be the principal risks related to our Company and the Shares, we can also be affected by risks we do not anticipate or do not think will have a material effect upon us. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering and our Common Stock

The price of our Common Stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of our Common Stock has fluctuated widely and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. Since January 2024 to the date hereof, our Common Stock has traded at prices as low as $4.96 per share and as high as $41.25 per share. This volatility may affect the price at which you could sell the shares of our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors.

As a result, you may not be able to sell your shares of Common Stock at or above the price at which you purchase them. In addition, the stock market in general, and Nasdaq and the stock of digital asset and blockchain technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Our share price may be volatile and could decline substantially, and could also subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of our Common Stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Many factors may cause the market price for our Common Stock to decline, including:

●	shortfalls in revenues, cash flows or continued losses from operations;
●	our failure to effectively compete in the insurance and reinsurance industries;
●	our inability to carry out our investment and investment management strategy;
●	potential losses from our investments in special purpose acquisition companies;
●	government action or regulation; and
●	unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of companies like ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our Common Stock may also lead to de-listing of our Common Stock. Finally, fluctuations in price and volume could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their shares of our Common Stock at or above the price at which they purchased their shares of our Common Stock.

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The resale of the Common Stock in this offering and any future sales of the Common Stock may depress our stock price and our ability to raise funds in new stock offerings.

Resales of the Common Stock on the public market following this offering could lower the market price of the Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. We cannot predict the number of these shares that might be resold or the effect that future sales of shares of Common Stock would have on the market price of the Common Stock.

Sales of a substantial number of shares of our Common Stock, including resale of the Shares issued or issuable to the Selling Stockholders, or the perception that such sales may occur, may adversely impact the price of our Common Stock.

We are registering for resale the Shares pursuant to the Purchase Agreement to fulfill our contractual obligations under the Registration Rights Agreement. Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict if and when the Selling Stockholders may sell such Shares in the public markets. Furthermore, in the future, we may issue additional shares of our Common Stock or other equity or debt securities exercisable for, or convertible into, shares of our Common Stock. Any such issuances could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We will require additional funding through further issuances of our Common Stock or other securities, in which you may experience future dilution as a result of future equity offerings.

To raise additional capital, we expect in the future to offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. Future sales of such securities or our Common Stock could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future and may cause you to incur additional dilution. We may sell Common Stock or other securities in any an offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Because we do not currently intend to pay cash dividends on our Common Stock, stockholders will primarily benefit from an investment in our stock only if it appreciates in value.

We do not anticipate declaring or paying any cash dividends on our shares of Common Stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends or non-cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our Common Stock, the price of our stock and trading volume could decline.

The trading market for our Common Stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our Common Stock or change their opinion of our Common Stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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Risks Related to Cryptocurrencies

The further development and acceptance of cryptocurrency networks, including the ETH network, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptocurrency networks, including the ETH network, may adversely affect an investment in the Company.

Cryptocurrency such as ETH may be used, among other things, to buy and sell goods and services or to transfer and store value by users. The cryptocurrency networks are a new and rapidly evolving industry of which the ETH network is a prominent, but not unique, part. The growth of the cryptocurrency industry in general, and the ETH network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency industry, as well as the ETH network, include:

●	continued worldwide growth in the adoption and use of ETH and other cryptocurrencies, including those competitive with ETH;

●	government and quasi-government regulation of ETH and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the ETH network or similar cryptocurrency systems;

●	the maintenance and development of the open-source software protocol of the ETH network;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and

●	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers.

A decline in the popularity or acceptance of the ETH network and other cryptocurrency networks may harm the price of our Common Stock. There is no assurance that the ETH network, or the service providers necessary to accommodate it, will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to cryptocurrency service providers will not be negatively affected by government regulation or supply and demand of ETH.

The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.

Cryptocurrency markets, including the spot market for ETH, are growing rapidly. The digital asset trading platforms through which ETH and other cryptocurrencies trade are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of ETH for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring ETH or another cryptocurrency from a personal account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

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As a result, trading activity on or reported by these digital asset trading platforms is generally significantly less regulated than trading in regulated U.S. securities and commodities markets and may reflect behavior that would be prohibited in regulated U.S. trading venues. Furthermore, many digital asset trading platforms lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit-down circuit breakers. As a result, the prices of cryptocurrencies such as ETH on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. Tools to detect and deter fraudulent or manipulative trading activities (such as market manipulation, front-running of trades, and wash-trading) may not be available to or employed by digital asset trading platforms or may not exist at all. As a result, the marketplace may lose confidence in, or may experience problems relating to, these venues.

No digital asset trading platform on which cryptocurrency trades is immune from these risks. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency and can slow down the mass adoption of it. Further, digital asset trading platform failures can have an adverse effect on cryptocurrency markets and the price of cryptocurrency and could therefore have a negative impact on the performance of the Common Stock.

Negative perception, a lack of stability in the digital asset trading platforms, manipulation of cryptocurrency trading platforms by customers and/or the closure or temporary shutdown of such trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency generally and result in greater volatility in the market price of ETH and other cryptocurrency and our Common Stock. Furthermore, the closure or temporary shutdown of a cryptocurrency trading platform may impact the Company’s ability to determine the value of its cryptocurrency holdings.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and an investment in the Company.

The cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt the cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in the Company. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies are also susceptible to border gateway protocol hijacking (“BGP hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of cryptocurrency, which could affect cryptocurrency’s value and consequently the value of our Common Stock.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the value of an investment in the Company.

Our Common Stock may trade at a substantial premium or discount to the value of the ETH we hold, and our stock price may be more volatile than the price of ETH.

The market price of our Common Stock reflects many factors that do not affect the spot price of ETH and may therefore diverge materially—positively or negatively—from the per-share value of our ETH holdings (net of cash, other assets and liabilities). These factors include, among others: our corporate-level expenses; taxes; the timing, size and pricing of equity or debt financings (including at-the-market offerings or convertible securities), equity awards and other sources of dilution; expectations about our future purchases or sales of ETH, staking activity, or special distributions; our liquidity, public float, short interest and securities lending/borrow dynamics; the availability and pricing of exchange-listed alternatives (such as exchange-traded products holding ETH) and differences between those vehicles and a corporate issuer (including the absence in our case of an in-kind creation/redemption mechanism that can reduce premiums/discounts); differences in trading hours and market microstructure between our Common Stock and spot markets for ETH; changes in index inclusion, analyst coverage or investor sentiment toward us as an operating company; our corporate governance, financial reporting, and any actual or perceived operational, custody, technology or regulatory risks specific to us; and broader equity-market conditions independent of crypto-asset markets. As a result, our stock may trade at a premium or discount to the value of our ETH holdings for extended periods, and may be more volatile than the price of ETH. Accordingly, investors could lose all or a substantial part of their investment even if the market price of ETH does not decline, and may not benefit commensurately from increases in the market price of ETH.

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The market price of ETH is highly volatile and may be adversely affected by factors beyond our control, including competition from other crypto assets and relative-adoption trends, any of which could negatively affect the value of our ETH holdings and our Common Stock price.

The price of ETH depends on supply-and-demand dynamics in global, largely unregulated or differently regulated markets and is subject to extreme volatility. ETH competes for users, developers, capital and transaction “blockspace” with other crypto assets and networks (including Bitcoin and alternative Layer-1 and Layer-2 protocols), with stablecoins and their underlying settlement rails, and with non-blockchain payment and computing systems. If users, developers, liquidity providers, applications, or institutions favor other networks or assets—whether due to perceived performance, scalability, fees, user experience, security, programmability, available applications, token incentives, or business/regulatory considerations—the relative demand for ETH could decline. Adoption metrics relevant to ETH’s value (e.g., active addresses, developer activity, validator participation and staking yields, Layer-2 usage, stablecoin and DeFi activity on Ethereum, and enterprise or government use) may increase or decrease over time and may do so at different rates than comparable metrics on other networks. ETH’s price may also be adversely affected by protocol-level changes (including Ethereum Improvement Proposals that alter issuance, burn, fees or economics), hard forks or chain splits, software bugs or vulnerabilities, validator/slashing events, material disruptions or exploits in applications or Layer-2 systems that depend on Ethereum, changes in MEV (maximal extractable value) dynamics, changes in transaction fees or demand for blockspace, actions by large holders or market makers, market manipulation, exchange or stablecoin failures, changes in interest rates or macroeconomic conditions, regulatory or enforcement developments (including with respect to staking, custody, market structure or the legal classification of ETH), tax treatment, and changes in access to banking or payment services for crypto market participants. Any of these factors—especially if they lead to faster growth or improved economics for competing crypto assets relative to ETH—could cause the price of ETH to decline or underperform other crypto assets. A decline in the price of ETH, or underperformance relative to other assets, would reduce the value of our ETH holdings and could adversely affect the market price of our Common Stock.

The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading price of ETH, could have a material adverse effect on the value of our Common Stock and our Common Stock could lose all or substantially all of their value.

The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so. For instance, there were steep increases in the value of certain cryptocurrencies, including ETH, over the course of 2017, followed by steep drawdowns throughout 2018 in cryptocurrency trading prices. These drawdowns notwithstanding, cryptocurrency prices, including for ETH, increased significantly again during 2019, decreased significantly again in the first quarter of 2020 amidst broader market declines as a result of the novel coronavirus outbreak, and increased significantly again over the remainder of 2020 and the first quarter of 2021. Cryptocurrency prices, including ETH, experienced significant and sudden changes throughout 2021 followed by steep drawdowns in the fourth quarter of 2021 and throughout 2022. Cryptocurrency prices again experienced steep increases in value in 2024 before suffering steep drawdowns in early 2025.

Extreme volatility in the future, including further declines in the trading price of ETH or related cryptocurrencies, could have a material adverse effect on the value of our Common Stock, and our Common Stock could lose all or substantially all of its value. Furthermore, negative perception and a lack of stability and standardized regulation in the cryptocurrency economy may reduce confidence in the cryptocurrency economy and may result in greater volatility in the price of ETH and other cryptocurrencies, including a depreciation in value.

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The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so.

The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so. For illustration, ETH’s 30-day realized volatility (standard deviation of daily returns over the prior 30 days) was ~61% as of August 23, 2025, compared with ~11% as the 20-day historical volatility for the S&P 500 on August 22, 2025, indicating that ETH’s recent realized volatility has been several multiples of broad U.S. equities. ETH has also experienced severe peak-to-trough declines: from its prior all-time high of ~$4,878 in November 2021 to ~$994 on June 18, 2022, a drawdown of ~80%. The BlockCoinMarketCap Single-day moves have been large: on March 12, 2020, ETH fell ~43% in one day during the “Black Thursday” sell-off, while on August 22, 2025 ETH rose over 14% in a single day and set a new intraday all-time high near $4,882. Volatility can also manifest over short multi-day periods; for example, in early March 2025 ETH fell nearly 20% in a week, representing the largest weekly decline since late 2022. These figures are presented for context and demonstrate that ETH’s market price has exhibited, and may continue to exhibit, rapid and substantial increases or decreases over very short periods, which could materially and adversely affect the value of our ETH holdings and our Common Stock.

We may be subject to regulatory developments related to cryptocurrencies and cryptocurrency markets, which could adversely affect our business, financial condition, and results of operations.

As cryptocurrencies are relatively novel and the application of state and federal securities laws and other laws and regulations to cryptocurrencies are unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrencies or the ability of individuals or institutions such as us to own or transfer cryptocurrencies.

If cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of cryptocurrencies and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in a Ethereum treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The lack of full insurance expose the Company and its stockholders to the risk of loss of the Company’s crypto assets for which no person or entity is liable.

The Company’s crypto assets are not covered by any specific insurance maintained by the Company. Instead, the Company’s custodians maintain insurance policies ranging from $100 million to $250 million for loss of property due to theft, robbery, or burglary, as well as third-party computer and funds transfer fraud. These insurance policies are shared among all of the custodians’ clients and are not specific to the Company or to any particular assets held by the Company. Consequently, the availability of insurance proceeds to the Company may be reduced if multiple claims are made by other customers.

In addition, the aggregate insurance coverage provided by the Company’s custodians may not be sufficient to cover all potential losses. The total coverage amount may be significantly lower than the value of the crypto assets under custody, exposing the Company to the risk that, in the event of a loss, the insurance policy will not cover the full extent of the Company’s assets. Furthermore, the types of risks covered by the crypto custodians’ insurance may not include all risks faced by the Company, and losses could arise from other sources for which there is no insurance coverage.

Lastly, even though the crypto custodians maintain capital reserve requirements depending on the assets under custody, there is no assurance that these reserves will be sufficient to cover potential losses or that insurance proceeds will be available in a timely manner in the event of a claim. Therefore, the Company and its stockholders remain exposed to risks of loss that may not be fully mitigated by insurance or other financial safeguards.

Additional Risks Related to Investing in ETH

Given we are solely invested in ETH, we are particularly subject to ETH-related risks,

Given we are solely invested in ETH, we are particularly subject to risks related to ETH holdings and exposure, such as, but not limited to, the risk factors listed above, including extreme volatility in the trading price of ETH. We may have less protection from these risks, as we do not plan on hedging our ETH exposure. Further, and relatedly, given that we also do not maintain insurance coverage on our ETH holdings, and instead rely solely on the insurance coverage maintained by our third party custodians, we may have further limited protection from risks related to our ETH holdings and exposure.

We have recently shifted a portion of our business strategy towards a focus on ETH, and we may be unable to successfully implement this new strategy.

We have shifted a portion of our business strategy towards ETH, including potential investments in ETH, including through, currently, only staking, but potentially in the future, restaking, liquid staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate ETH-related activities at the scale or profitability currently anticipated. The ETH network operates with a Proof-of-Stake consensus mechanism, which differs significantly from BTC’s Proof-of-Work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support ETH and related staking activities. This also requires that we implement different security protocols, and treasury management practices. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors in key management could result in significant loss of funds and reduced rewards. As a result, our shift towards ETH could have a material adverse effect on our business and financial condition.

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Our shift towards an ETH-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards an ETH-focused strategy, including currently, through staking, but potentially in the future, through restaking, liquid staking, and other decentralized finance activities, exposes us to significant operational risks. ETH’s Proof-of-Stake consensus mechanism requires that we operate validator nodes, employ secure key management and implement slashing protection. It also requires that we maintain constant up time to ensure that we are eligible for staking rewards and to avoid penalties. In addition, the ETH ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and it could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our ETH strategy and may prevent us from realizing positive returns and could severely hurt our financial condition.

In connection with our focus on ETH, we expect to interact with various smart contracts deployed on the ETH network, which may expose us to risks and technical vulnerabilities.

In connection with our ETH strategy, including currently, through staking, but potentially in the future, through restaking, liquid staking, and other decentralized finance activities, we expect to interact with various smart contracts deployed on the ETH network in order to optimize our strategy. Smart contracts are self-executing code that operate without human intervention once deployed. Although smart contracts are integral to the functionality of staking deposit contracts, liquid staking protocols, restaking platforms, and decentralized finance applications, they are subject to many known risks such as technical vulnerabilities, coding errors, security flaws, and exploits. Any vulnerability in a smart contract we interact with could result in the loss or theft of ETH or other digital assets, which could have a materially adverse impact on our business. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the inability to access funds. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

Transactions using ETH require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using ETH, including purchases, sales and staking, require the payment of “gas fees” in ETH. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the ETH network. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in ETH itself, which would require that sufficient ETH balances are maintained. Future upgrades to the Ethereum protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

There is a possibility that ETH may be classified as a “security.” If ETH is classified as a “security,” that would subject us to additional regulation and could materially impact the operations of our treasury strategy and our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they agree that ETH is a “security,” and ETH has not yet been classified with respect to the U.S. federal securities laws. Although we believe that ETH is not a “security” within the meaning of the U.S. federal securities laws, and that registration of the Company or our treasury under the Investment Company Act of 1940, as amended (the “Investment Company Act”), is therefore not required under applicable securities laws, we acknowledge the uncertainty that a regulatory body or federal court may determine otherwise in the future. If this occurs, we may face legal or regulatory action, even if our beliefs were reasonable under the circumstances, and we could be required to register as an investment company under the Investment Company Act.

As part of our ongoing review of applicable securities laws, we take into account a number of factors, including the various definitions of “security” under such laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, and we also consider court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that ETH is not a “security” is premised, among other reasons, on our conclusion that ETH does not appear to meet certain elements of the Howey test, such as that holders of ETH do not have a reasonable expectation of profits from our efforts in respect of their holding of ETH. Also, ETH ownership does not convey the right to receive any interest, rewards, or other returns.

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We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of ETH is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC, which has previously stated it deemed ETH a security. The application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that Ether, or any other digital asset we might hold, is a “security.” Therefore, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines and penalties or other actions, if ETH or components of the Ethereum blockchain was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties and other damages, and adversely affect our business, results of operations, financial condition, treasury operations and prospects.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

With respect to Section 3(a)(1)(A), the substantial majority of the proceeds from our recent PIPE Offering will be used to acquire ETH, which is an amount in excess of 40% of our total assets. Since we believe ETH is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act. With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of our total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

ETH and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

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If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

ETH is created and transmitted through the operations of the peer-to-peer ETH network, a decentralized network of computers running software following the ETH protocol. If the ETH network is disrupted or encounters any unanticipated difficulties, the value of ETH could be negatively impacted.

If the ETH network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the ETH network may be disrupted, which in turn may prevent us from depositing or withdrawing ETH from our accounts with our custodians or otherwise effecting ETH transactions. Such disruptions could include, for example: the price volatility of ETH; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of ETH trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the ETH network.

In addition, although we do not currently intend to mine ETH, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

We face risks relating to the custody of our ETH, including the loss or destruction of private keys required to access our ETH and cyberattacks or other data loss relating to our ETH, including smart contract related losses and vulnerabilities.

We currently hold our ETH with Anchorage Digital Bank N.A. and BitGo Trust Company, Inc., as custodians (the “Custodians”) that will have duties to safeguard our private keys, and use multisignature keys to prevent unauthorized access in accordance with our treasury operations. Our custodial services contracts do not restrict the Asset Manager’s ability to reallocate our ETH among other custodians, provided, however that our ETH holdings may be concentrated with a single custodian from time to time. In light of the significant amount of ETH we expect to hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our ETH as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

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If there is a decrease in the availability of digital asset custodians that we believe can safely custody our ETH, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our ETH, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Our use of a custodian exposes us to the risk that the ETH our custodian holds on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such ETH. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage that we might purchase or maintain related to our ETH. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

ETH is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the ETH is held. While the Ethereum blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the ETH held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the ETH held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Ethereum and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our ETH. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of ETH or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of any government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including ETH.

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THE OFFERING

Common Stock offered by us	None

Common Stock offered by the Selling Stockholders	Up to 40,000,000 shares

Common Stock outstanding after this offering, assuming the sale of all Shares offered hereby	43,469,863 shares.

Use of proceeds

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We may, however, receive the nominal exercise price upon the exercise of certain of the Pre-Funded Warrants to the extent that the Pre-Funded Warrants are exercised and the exercise price was not previously paid. We are paying however all of the fees and expenses in connection with the registration of the Shares. We expect to use the proceeds received from the exercise of such warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	Your investment in shares of our Common Stock involves substantial risks. You should consider the “Risk Factors” included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our filings with the SEC.

Nasdaq symbol	“FGNX.”

Unless otherwise indicated, the number of shares of Common Stock to be outstanding after this offering is based on 39,996,674 shares of Common Stock outstanding as of October 13, 2025 and 3,473,189 shares underlying the unexercised Pre-Funded Warrants . The number of shares of Common Stock outstanding after this offering includes 2,141,658 shares of Common Stock issued and sold pursuant to the Sales Agreement up to October 13, 2025 , but excludes:

●	26,490 shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock outstanding as of the date of this prospectus, with a weighted average exercise price of $71.66 per share;

●	40,000,000 shares of Common Stock reserved for future issuance as of the date of this prospectus under our 2021 equity incentive plan;

●	22,580 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock outstanding as of the date of this prospectus, with a weighted average exercise price of $71.88 per share;

●	3,000,000 shares of Common Stock issuable upon the exercise of warrants issued to ThinkEquity in connection with the PIPE Offering outstanding as of the date of this prospectus, with an exercise price of $5.50; and

●	1,360,000 shares of Common Stock issuable upon the exercise of advisory warrants outstanding as of the date of this prospectus, with an exercise price of $5.00 per share.

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USE OF PROCEEDS

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We may, however, receive the nominal exercise price upon the exercise of certain of the Pre-Funded Warrants to the extent that the Pre-Funded Warrants are exercised and the exercise price was not previously paid. We are paying however all of the fees and expenses in connection with the registration of the Shares. We expect to use the proceeds received from the exercise of such warrants, if any, for working capital and general corporate purposes.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our articles of incorporation (the “Articles of Incorporation”) and By-Laws (the “By-Laws”) in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized Capital

The holders of a majority of the voting power of our outstanding Common Stock as of July 23, 2025, by written consent (the “July Written Consent”) approved an increase to the Company’s authorized capital, among other matters, on July 23, 2025. The Charter Amendment, which includes the increase in the Company’s authorized capital, became effective upon the filing of the Charter Amendment with the Secretary of State of Nevada, on September 5, 2025. Following this action the authorized capital stock of the Company consisted of 1,500,000,000 shares of which (i) 1,000,000,000 shares were designated as common stock, par value $0.001 per share (the “Common Stock”), (ii) 500,000,000 shares were designated as preferred stock (the “Preferred Stock”), of which (a) 15,000,000 shares of Preferred Stock were designated 8% cumulative preferred stock, Series A, par value $25.00 (the “Series A Preferred Stock”), and (b) 485,000,000 shares of Preferred Stock were undesignated preferred stock, par value $.001 per share (the “Undesignated Preferred Stock”). See “FG Nexus Inc.—Recent Developments—Charter Amendment and Name Change.”

Effective October 7, 2025, we amended our Articles of Incorporation to, among other things, (a) increase the total authorized capital stock of the Company from 1,500,000,000 shares to 1,000,000,000,000 shares, (b) increase the total number of authorized shares of Common Stock from 1,000,000,000 shares to 900,000,000,000 shares, and (c) increase the total number of authorized shares of Preferred Stock from 500,000,000 shares to 100,000,000,000 shares, of which (a) 10,000,000,000 shares of Preferred Stock (increased from 15,000,000 shares) are designated Series A Preferred Stock, and (b) 90,000,000,000 shares of Preferred Stock (increased from 485,000,000 shares) are Undesignated Preferred Stock, pursuant to the Additional Charter Amendment, as described further in “FG Nexus Inc.—Recent Developments—Additional Charter Amendment and By-Laws Amendment.” See “FG Nexus Inc.—Recent Developments—Charter Amendment and Name Change.” Under Nevada law, stockholders generally are not personally liable for a corporation’s acts or debts.

Common Stock

Exchange and Trading Symbol

The Common Stock is listed for trading on the Nasdaq Global Market tier of the Nasdaq Stock Market under the trading symbol “FGNX.”

Rights, Preferences and Privileges

All outstanding shares of our Common Stock are duly authorized, fully paid and nonassessable. Holders of shares of our Common Stock have no conversion, preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock or any series of our Preferred Stock that the Company may designate and issue in the future.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. A stockholder meeting quorum consists of a majority of voting power, represented in person or by proxy. There is no cumulative voting with respect to the election of directors. Directors are elected annually by a plurality of the votes cast by the holders of Common Stock. Except for the approval required to amend the Company’s Articles of Incorporation or the By-laws and except as otherwise required by law, all other matters brought to a vote of the holders of Common Stock are determined by a majority of the votes cast, and, except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of Common Stock possess the exclusive voting power.

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Dividends

Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (including the Series A Preferred Stock), the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all of the Company’s known debts and liabilities and after adequate provision has been made for each class of stock having preference over the Common Stock, if any.

Preferred Stock

The Board of Directors of the Company is permitted, subject to any limitations prescribed by applicable law and without further approval or action by the holders of Common Stock, to issue up to 500,000,000 shares of Preferred Stock in one or more series.

Effective October 7, 2025, we amended our Articles of Incorporation to, among other things, increase the Company’s authorized capital, and, accordingly, the Company is authorized to issue one hundred billion (100,000,000,000) shares of preferred stock (the “Preferred Stock”), of which ninety billion (90,000,000,000) shares of such Preferred Stock shall be undesignated, par value $0.001 per share (the “Undesignated Preferred Stock”), and ten billion (10,000,000,000) shares of such Preferred Stock shall be designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Series A Preferred Stock”). As of the date of this prospectus, 894,580 shares of Series A Preferred Stock have been issued. No other shares of Preferred Stock have been issued.

The Board of Directors may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The rights of the holders of Common Stock are generally subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters.

Series A Preferred Stock

The Board of Directors of the Company is permitted, subject to any limitations prescribed by applicable law and without further approval or action by the holders of Common Stock, to issue up to 10,000,000,000 shares of Series A Preferred Stock, of which 894,580 shares have been issued and are outstanding as of the date hereof. The rights, preferences, privileges, qualifications, restrictions, limitations and other terms of the Series A Preferred Stock are set forth in the Company’s Articles of Incorporation. The original issue date of the Series A Preferred Stock was February 28, 2018.

Exchange and Trading Symbol

The Series A Preferred Stock is listed for trading on the Nasdaq Global Market tier of the Nasdaq Stock Market under the trading symbol “FGNXP.”

Rights and Preferences

The Series A Preferred Stock is fully paid and non-assessable. Holders of the Series A Preferred Stock do not have preemptive or similar rights to acquire any of the Company’s capital stock. Holders do not have the right to convert Series A Preferred Stock into, or exchange Series A Preferred Stock for, shares of any other class or series of shares or other securities of the Company. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem or purchase the Series A Preferred Stock. The rights, preferences and privileges of the holders of Series A Preferred Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any other series of preferred stock that the Company may designate and issue in the future that ranks senior to the Series A Preferred Stock.

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Ranking

The Series A Preferred Stock ranks senior to the Common Stock and any other junior stock (as defined in the Articles of Incorporation) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, equally with any parity stock (as defined in the Articles of Incorporation) of the Company, including any series of Preferred Stock that the Company may issue the terms of which provide that they rank equally with the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up, and junior to any series of Preferred Stock that the Company may issue in the future the terms of which provide that they rank senior to the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon the Company’s liquidation, dissolution or winding-up.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of lawfully available funds for the payment of dividends, cumulative cash dividends from the original issue date at the rate of 8.00% of the $25.00 per share liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series A Preferred Stock are payable quarterly on the 15th day of March, June, September and December of each year, commencing on June 15, 2018 (each, a “dividend payment date”). In the event that the Company issues additional shares of Series A Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date that the Company specifies at the time such additional shares are issued.

Dividends, if so declared, are payable to holders of record of the Series A Preferred Stock as they appear on the Company’s books on the applicable record date preceding the applicable dividend payment date (each, a “dividend record date”). These dividend record dates apply regardless of whether a particular dividend record date is a business day (as defined in the Articles of Incorporation). As a result, holders of shares of Series A Preferred Stock are not entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period commenced on and included the original issue date of the Series A Preferred Stock and ended on and excluded the June 15, 2018 dividend payment date. Dividends payable on the Series A Preferred Stock are computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.

No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors (or a duly authorized committee thereof) or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock is first credited against the earliest accumulated but unpaid dividend due with respect to those shares.

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Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof has been set aside or contemporaneously is set apart for payment for all past dividend periods):

●	no dividend shall be declared or paid or set aside for payment upon the Common Stock, or any other junior stock (other than a dividend payable solely in Common Stock or other junior stock), nor shall any distribution be declared or made upon the Common Stock or any other junior stock;

●	no Common Stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this bullet point shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by the Company); and

●	no shares of Series A Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by the Company other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any parity stock, all dividends declared upon the Series A Preferred Stock and any party stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such parity stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Rights

Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series A Preferred Stock and any parity stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the preferential rights of the holders of any class or series of capital stock that the Company may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidating distribution in the amount equal to the liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, but before any distribution of assets is made to holders of Common Stock or any class or series of the Company’s capital stock it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In any such distribution, if the Company’s assets are not sufficient to pay the liquidation distributions in full to all holders of the Series A Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation distributions of those holders. In any such distribution, the liquidation distribution to any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation distributions have been paid in full to all holders of shares of the Series A Preferred Stock and any holders of shares of parity stock and shares ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up, the holders of the Company’s other classes of capital stock will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.

A consolidation or merger involving the Company with any other entity, including the consolidation or merger in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Company for cash, securities or other property, will not be deemed to constitute a liquidation, dissolution or winding-up.

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Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

The Series A Preferred Stock was not redeemable prior to February 28, 2023. On and after that date, the Series A Preferred Stock is redeemable at the Company’s option, in whole or in part, upon not less than 30 days nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. Holders of the Series A Preferred Stock have no right to require the redemption of the Series A Preferred Stock.

In connection with any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC,” the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

●	the redemption date;

●	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;

●	the redemption price;

●	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price; and

●	if applicable, that such redemption is being made in connection with a change of control and, in that case, a brief description of the transaction or transactions constituting such change of control.

In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable.

If notice of redemption of any shares of Series A Preferred Stock has been given and if the Company has irrevocably set aside the funds necessary for such redemption, then, from and after the redemption date (unless the Company shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for its junior stock); provided, however, that the Company may purchase or acquire shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

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The Company’s ability to redeem the Series A Preferred Stock as described above may be limited by the terms of agreements governing the Company’s existing and future indebtedness and by the provisions of other existing and future agreements.

Voting Rights

Holders of Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise from time to time provided by law, nor do the holders of the Series A Preferred Stock receive any notice of a meeting or vote by the Company’s common stockholders.

In any matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock is entitled to one vote for each $25.00 of liquidation preference.

So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and each other class or series of voting parity stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) (a) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized shares of capital stock of the Company into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (b) amend, alter or repeal the Articles of Incorporation, whether by way of a merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (b) above, so long as any shares of Series A Preferred Stock remain outstanding with the terms thereof unchanged or the holders of shares of Series A Preferred Stock receive capital stock of the successor with substantially identical rights (taken as a whole), taking into account that, upon the occurrence of an Event, we may not be the surviving entity, the occurrence of such Event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (b) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (b) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (b) above, then such holders will not have any voting rights with respect to the Events set forth in (b) above. Moreover, if any Event set forth in (b) above would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock disproportionately relative to other classes or series of parity stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class, will also be required.

Holders of the Series A Preferred Stock are not entitled to vote with respect to (x) any increase in the total number of authorized shares of parity stock or junior stock of the Company, or (y) any increase in the amount of the authorized Series A Preferred Stock or the creation or issuance of any other class or series of parity stock or junior stock, and any such authorization, creation or issuances will not be deemed to adversely affect the rights of the holders of the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption and irrevocable instructions have been given to the paying agent to pay the redemption price and all accrued and unpaid distributions on the Series A Preferred Stock.

Book Entry

The Series A Preferred Stock is represented by a global security deposited with and registered in the name of Cede & Co. as DTC’s nominee. DTC is the depository for the Series A Preferred Stock. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities are shown on, and transfers of the global securities are made only through, records maintained by DTC and its participants.

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Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717, is the transfer agent and registrar for the Common Stock and Series A Preferred Stock and the dividend disbursing agent and redemption agent for the Series A Preferred Stock. In addition, Securitize Transfer Agent LLC at 78 SW 7th Suite 500, Miami, FL 33130 serves as co-transfer agent and registrar for the Common Stock.

Anti-Takeover Effects of Provisions of Nevada Law and the Company’s Articles of Incorporation and By-laws

Nevada Revised Statutes (as amended, the “NRS”)

Nevada “Combinations With Interested Stockholders” Statutes

The Nevada “Combination With Interested Stockholders” Statutes, NRS 78.411 et seq., provides that an interested stockholder cannot engage in specified business combinations with a resident domestic corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the combination or transaction by which the person first became an interested stockholder was approved by the corporation’s board of directors before the person became an interested stockholder; or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders. At the expiration of the two-year waiting period, no proposed combinations with an interested stockholder may occur unless (a) the combination or transaction was approved by the board before the stockholder became an interested stockholder; (b) the combination is approved by a majority of the corporation’s disinterested stockholders at an annual or special meeting; or (c) the combination meets certain statutory requirements for specifying a premium transaction price.

These statutes do not apply to (i) a person who has been an interested stockholder for 4 or more years; (ii) any combination with a person who was an interested stockholder on January 1, 1991; (iii) any combination of a corporation which adopts an amendment to its articles of incorporation, approved by the holders of a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders, expressly electing not to be governed by these statutes. Such an amendment would not be effective until 18 months after the stockholder vote and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment; (iv) when the person became an interested stockholder inadvertently if the interested stockholder divests a sufficient amount of the voting power of the corporation so that the interested stockholder no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding voting power of the resident domestic corporation and would not at any time within 12 months preceding the date of announcement with respect to the combination have been an interested stockholder but for the inadvertent acquisition.

A “combination” is generally defined to include mergers or consolidations of the corporation or any subsidiary of the corporation with an interested stockholder or an entity that is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder, or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada “Acquisition of Controlling Interest” Statutes

Under the Nevada “Acquisition of Controlling Interest” Statutes, NRS 78.378 et seq., if a person acquires either (a) in excess of 20% of the voting shares of the corporation, but less than one-third; (b) in excess of one-third of the voting shares of the corporation, but less than a majority; or (c) a majority or more of the voting shares of the corporation, as applicable, stockholders have the right to regulate that person’s voting rights. The acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares voted by any interested stockholder. An “interested stockholder” under these statutes includes an acquiring person, an officer or a director of the corporation, or an employee of the corporation.

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If provided in a corporation’s articles or bylaws, a corporation may redeem the control shares at the average price paid by the acquiring person if the majority of disinterested stockholders do not grant full voting rights to the control shares or the acquiring person fails to submit an offer statement to the corporation on or before the 10th day after the acquisition of such control shares by the acquiring person. Conversely, if the stockholders grant full voting rights, disinterested dissenting stockholders may dissent in accordance with NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of their shares.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest (i.e., the date on which the acquiring person crossed any of the three thresholds described above.) The Articles of Incorporation do not contain any specific provisions that depart from the provisions of the NRS but the By-Laws expressly elect not to be governed by these provisions of the NRS. Accordingly, the control share statutes will not be applicable to us unless our By-Laws are amended in accordance with applicable law and the By-Laws and Articles of Incorporation to remove our election to opt out of the application of the statutes.

Articles of Incorporation and By-Laws

The Company’s Articles of Incorporation and By-Laws include anti-takeover provisions that:

●	authorize the Board of Directors, without further action by the stockholders, to issue shares of Preferred Stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, and establish the rights and terms of that series;

●	establish advance notice procedures for stockholders to submit nominations of candidates for election to the Board of Directors to be brought before a stockholders meeting;

●	allow the Company’s directors to establish the size of the Board of Directors and fill vacancies on the Board created by an increase in the number of directors (subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances);

●	do not provide stockholders cumulative voting rights with respect to director elections;

●	provide that special meetings of the stockholders may be called only by or at the direction of the Board of Directors or at the request of 50% or more of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote on any issue contemplated to be considered at such proposed special meeting;

●	require the approval of a majority of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors to amend the Articles of Incorporation; and

●	allow the Board of Directors to make, alter or repeal the Company’s By-Laws but only allow stockholders to amend the By-Laws upon the approval of a majority of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors.

Provisions of the Company’s Articles of Incorporation and By-Laws may delay or discourage transactions involving an actual or potential change in the Company’s control or change in the Company’s Board of Directors or management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that the Company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Common Stock.

Authorized and Unissued Shares

The Company’s authorized and unissued shares of Common Stock are available for future issuance without stockholder approval except as may otherwise be required by applicable stock exchange rules or Nevada law. The Company may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee and consultant compensation. The existence of authorized but unissued shares of Common Stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The Company’s Articles of Incorporation authorizes the issuance of “blank check” Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company’s Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of holders of Common Stock. In addition, the Board of Directors may, under certain circumstances, issue Preferred Stock in order to delay, defer, prevent or make more difficult a change of control transaction such as a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management of the Company, even if those events were favorable to the interests of the Company’s stockholders.

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PRIVATE PLACEMENT OF PRE-FUNDED WARRANTS

On July 29, 2025, we entered into the SPA with certain accredited investors (the “PIPE Purchasers”) pursuant to which we agreed to sell and issue to the PIPE Purchasers in a private placement offering (the “PIPE Offering”) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 40,000,000 shares (the “Pre-Funded Warrant Shares” or “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an offering price of $5.00 per Pre-Funded Warrant including the nominal exercise price of $0.001 per Pre-Funded Warrant Share (the “PFW Purchase Price ), payable at the option of the PIPE Purchaser in cash, Bitcoin (BTC), the stablecoin USDC or ETH.

Each of the Pre-Funded Warrants is immediately exercisable, upon the effectiveness of an amendment to the Company’s Articles of Incorporation (the “Charter Amendment,” as described in “FG Nexus Inc.—Recent Developments—Charter Amendment and Name Change”), providing for, among other things, an increase in the amount of authorized shares of Common Stock, for one share of Common Stock at the exercise price of $0.001 per Pre-Funded Warrant Share and may be exercised at any time until all of the Pre-Funded Warrants issued in the Offering are exercised in full. Of the Pre-Funded Warrants, approximately 85% were issued with an automatic exercise feature, which would result in the automatic exercise of such Pre-Funded Warrants upon the effectiveness of the Charter Amendment, which occurred on September 5, 2025. On September 5, 2025, the date the Charter Amendment became effective, 34,026,811 of the Pre-Funded Warrants were automatically exercised for a total of 34,026,811 shares of Common Stock.

Approximately, 15% of the investors in the PIPE Offering received Optionally Exercisable Pre-Funded Warrants (“Regular PFWs”) for which the investor paid $4.99 per Regular PFW, which did not include the nominal exercise price of $0.001 per Pre-Funded Warrant Share. For the purposes of the below description of the Regular PFWs all capitalized terms, not defined herein, shall have the meaning ascribed to them in the Regular PFW.

Exercise of Regular PFWs

Investors can exercise the Regular PFWs, by paying the exercise price in cash or by cashless exercise. Pursuant to the terms of the Regular PFWs, upon a cashless exercise, such holder shall be entitled to receive that number of shares of Common Stock for the deemed surrender of the warrant in whole or in part equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP (as defined in the Regular PFWs) of the Common Stock on the Trading Day (as defined in the Regular PFWs) immediately preceding the date of the applicable Notice of Exercise (as defined in the Regular PFWs) if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) of the Regular PFW on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) of the Regular PFW on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the holder, either (x) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (y) the Bid Price (as defined in the Regular PFWs) of the Common Stock as of the time of the holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 2(a) of the Regular PFW (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (iii) the Closing Sale Price (as defined in the Regular PFWs) of the Common Stock on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) of the Regular PFWs after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of the Regular PFW, as adjusted under the terms of the Regular PFW; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of the Regular PFW in accordance with the terms of the Regular PFW if such exercise were by means of a cash exercise rather than a cashless exercise.

Penalties for Non-Delivery or Late Delivery of Warrant Shares

If the Company fails for any reason to deliver Warrant Shares to the Holder pursuant to a properly issued Notice of Exercise by the Warrant Share Delivery Date, then the Company shall pay to the Holder, in cash, liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered to said Holder or the Holder rescinds such exercise.

Penalties for a Buy-In Failure

In addition to any other rights available to a Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares as required by the Regular PFW pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant Shares (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.

Adjustments to Regular PFWs

The Regular PFWs are subject to adjustment for share dividends, pro rata distributions, stock splits and certain rights offerings. The Regular PFWs are also subjection to adjustment in connection with certain Fundamental Transactions consummated by the Company.

A Holder’s ability to exercise its Warrants in exchange for shares of Common Stock (other than those containing an automatic exercise feature) is subject to certain beneficial ownership limitations set forth therein.

Under the terms of the Warrants, a holder of Warrants may not exercise any such Warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon exercise of such Warrants which have not been exercised.

There is no established trading market for the Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited. Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of shares of the Company’s Common Stock, such holder of Warrants does not have the rights or privileges of a holder of the Company’s Common Stock, including any voting rights, until such holder exercises such holder’s Warrants. The Warrants provide that the holders of the Warrants have the right to participate in distributions or dividends paid on the Company’s shares of Common Stock.

The Company and the PIPE Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission, within 30 days of the closing of the PIPE Offering registering the resale of the Warrant Shares.

The above disclosure contains only a brief description of the material terms of the Warrants, the SPA and the Registration Rights Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the full text of the forms of the Pre-Funded Warrants (both the Form of Optionally Exercisable Pre-Funded Warrant and the Form of Automatically Exercisable Pre-Funded Warrant), the SPA and the Registration Rights Agreement, the forms of which are attached hereto as Exhibits 4.1, 4.2, 10.1 and 10.2, and are herein incorporated by reference.

30

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders (or, in this section, “Selling Securityholders” or “Selling Security Holders”) are those previously issued to the Selling Stockholders or issuable upon exercise of warrants previously issued to the Selling Stockholders. For additional information regarding the issuances of those shares of Common Stock, see “Private Placement of Pre-Funded Warrants” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Company’s securities, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Common Stock by each of the Selling Stockholders. The first column, after the name of the Selling Stockholder, lists the total number of shares of Common Stock beneficially owned by each Selling Stockholder based on its ownership of the Common Stock, as of October 13, 2025. The second column lists for each Selling Stockholder, the number of shares of Common Stock underlying the Regular PFWs held by such Selling Stockholder, that have not been exercised. The third column lists the Common Stock being offered by this prospectus by the Selling Stockholders. The beneficial ownership of each such Selling Stockholder consists of the total in the first and second columns, which are (i) the total number of shares of Common Stock beneficially owned by each Selling Stockholder based on its ownership of the Common Stock, and (ii) the number of shares of Common Stock underlying the Regular PFWs held by such Selling Stockholder, that have not been exercised, which would also be considered beneficially owned by such Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Stockholders.

Unless otherwise indicated in the footnotes to this table, we believe that each Selling Stockholder has sole voting and investment power with respect to the shares of our Common Stock indicated as beneficially owned. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding Common Stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding Common Stock beneficially owned by any other person.

To our knowledge, except for Kyle Cerminara our Chairman and Chief Executive Officer, Mark Roberson our Chief Financial Officer, Jose Vargas a director and Head of Business Development for our Digital Assets Division, Larry G. Swets, Jr. Head of Merchant Banking for the Company and Theodore Rosenthal the President of the Company’s Digital Assets Division, and except as described above, neither the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to Selling Stockholders in the “Private Placement of Pre-Funded Warrants” described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related Pre-Funded Warrants, determined as if the outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Commission, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Pre-Funded Warrants. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Pre-Funded Warrants and other warrants held by the Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

31

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
3i,LP(4)	100,000		100,000	0	-%
Abdulaziz al Bassam (5)	300,000		300,000	0	-%
Aloqail, Abdulmajed Abdulaziz S (6)	70,000		70,000	0	-%
Abri Advisors Ltd.(7)	100,000		100,000	0	-%
Ajay Focus Fund LP (8)	400,000		400,000	0	-%
Akaa Family LLLP (9)	60,000		60,000	0	-%
Aleksandr Simma (10)	37,000		37,000	0	-%
Al Jomaih Holding Company (11)	100,000		100,000	0	-%
Allan Rothstein (12)	10,000		10,000	0	-%
Almitas Opportunity Fund LP (13)	480,000		480,000	0	-%
Almitas Tactical Fund LP (14)	320,000		320,000	0	-%
Alyeska Master Fund, L.P. (15)	1,000,000		1,000,000	0	-%
Andjelko Andrejevic (16)	20,000		20,000	0	-%
Angelo Markopoulos (17)	20,000		20,000	0	-%
Aramas Capital Management LLC (18)	50,000		50,000	0	-%
Ardara Capital, LP (19)	50,000		50,000	0	-%
Armistice Capital Master Fund Ltd. (20)	400,000		400,000	0	-%
Arthur Klausner (21)	10,000		10,000	0	-%
Arthur Motch (22)	20,000		20,000	0	-%
Citadel CEMF Investments Ltd. By: Citadel Advisors LLC, its Portfolio Manager (23)	2,500,000		2,500,000	0	-%
JAK Opportunities XXIII LLC (24)	300,000		300,000	0	-%
Bakay Capital Fund, LP (25)	200,000		200,000	0	-%
Barry Lamb (26)	20,000		20,000	0	-%
Barry Williamson and Holly Williamson (27)	600,000		600,000	0	-%
Ben Chaplin (28)	20,000		20,000	0	-%
Stingray LLC (29)	20,000		20,000	0	-%
Chuan Huang Benedict Foo (30)	30,000		30,000	0	-%
Berke Bakay (31)	100,000		100,000	0	-%
Block Space Force One Limited (32)	200,000		200,000	0	-%
Blue Mine Holdings LLC (33)	40,000		40,000	0	-%
Brent Saiontz (34)	20,000		20,000	0	-%
Brent Solomon (35)	10,000		10,000	0	-%
Brian Jung (36)	150,000		150,000	0	-%
Brio Capital Master Fund Ltd. (37)	100,000		100,000	0	-%
Burt L Stangarone (38)	20,000		20,000	0	-%

32

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
Candlestick Lane Investments, LP (39)	45,000		45,000	0	-%
Cardinale Ventures LLC (40)	10,000		10,000	0	-%
CEB Asset Management UG (41)	6,000		6,000	0	-%
Cerminara Capital LLC (42)	200,000		200,000	0	-%
Chad Koehn (43)	30,000		30,000	0	-%
Chandru Wadhwani (44)	20,000		20,000	0	-%
Charles Chang (45)	24,000		24,000	0	-%
ARTHUR F. DIEHL III (46)	2,000		2,000	0	-%
Christian Rice (47)	40,000		40,000	0	-%
City Point Capital Management (48)	10,000		10,000	0	-%
Class IV Fund, LP (49)	50,000		50,000	0	-%
Daniel Cheung (50)	90,000		90,000	0	-%
DAPCAP LLC (51)	35,000		35,000	0	-%
David Bassa (52)	88,000		88,000	0	-%
David J. Fiszel (53)	50,000		50,000	0	-%
David M. Fishbach Declaration of Trust dated May 29, 2015 (54)	10,000		10,000	0	-%
David S. Nagelberg 2003 Revocable Trust Dtd. 07/02/03 (55)	100,000		100,000	0	-%
David Oldach (56)	20,000		20,000	0	-%
David Yawman (57)	40,000		40,000	0	-%
DCG International Investments Ltd. (58)	200,000		200,000	0	-%
Diametric True Alpha Enhanced Market Neutral Master Fund LP (59)	441,655		441,655	0	-%
Diametric True Alpha Market Neutral Master Fund, LP (60)	58,345		58,345	0	-%
Doug Atkin (61)	10,000		10,000	0	-%
Douglas Hirsch (62)	20,000		20,000	0	-%
Blake Kline (63)	20,000		20,000	0	-%
E Karahadian TTEE Long Term Trust (64)	30,000		30,000	0	-%
Eric Campbell (65)	10,000		10,000	0	-%
Event Horizon Capital Securities LLC (66)	10,000		10,000	0	-%
Everstar AWS Strategic Allocation Fund, LP (67)	100,000		100,000	0	-%
Everstar Capital Appreciation Fund, LP (68)	100,000		100,000	0	-%
Fahad Omar Al Rashid (69)	200,000		200,000	0	-%
Oshi Inc. (70)	60,000		60,000	0	-%
FG Financial Holdings LLC (71)	200,000		200,000	0	-%
First Fire Global Opportunities Fund, LLC (72)	70,000		70,000	0	-%
Fundamental Global Holdings LLC (73)	100,000		100,000	0	-%
Funicular Funds, LP (74)	400,000		400,000	0	-%
Galaxy Digital LP (75)	1,000,000		1,000,000	0	-%
Galeb 3, Inc. (76)	80,000		80,000	0	-%
Gautam Desai (77)	100,000		100,000	0	-%
George Jarkesy, Jr (78)	10,000		10,000	0	-%
Gerald Yanowitz (79)	20,000		20,000	0	-%

33

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
Goal Capital Inc.(80)	10,000		10,000	0	-%
Grandview Funds (81)	12,000		12,000	0	-%
Great Point Capital, LLC (82)	460,000		460,000	0	-%
Gregg M Greenberg (83)	20,000		20,000	0	-%
Guevoura Fund Limited (84)	100,000		100,000	0	-%
Harrison Phillips (85)	40,000		40,000	0	-%
Asymmetric Investors LLC (86)	389,530		354,000	35,530	*
Hazem Ibrahim (87)	80,000		80,000	0	-%
Hivemind Validation Master Fund, LP (88)	1,000,000		1,000,000	0	-%
HODL Holdings Inc. (89)	200,000		200,000	0	-%
Horberg Enterprises LP (90)	200,000		200,000	0	-%
Houman Sarshar (91)	40,000		40,000	0	-%
Howard Guverman (92)	10,000		10,000	0	-%
Hudson Bay Master Fund Ltd. (93)	600,000		600,000	0	-%
Hudson Capital Trust (94)	100,000		100,000	0	-%
Hudson Park Management (95)	50,000		50,000	0	-%
Humphrey Yang (96)	80,000		80,000	0	-%
Ian Jacobs (97)	10,000		10,000	0	-%
IC 401k Trust (98)	13,000		13,000	0	-%
Integra Capital (99)	10,000		10,000	0	-%
Intracoastal Capital LLC (100)	100,000		100,000	0	-%
Investment Mgt Holdings LLC (101)	50,000		50,000	0	-%
Ivan Brightly (102)	200,000		200,000	0	-%
Jacob Richard Leaman III (103)	50,000		50,000	0	-%
James Kim (104)	40,000		40,000	0	-%
James McClure (105)	10,000		10,000	0	-%
Javaid I. Sheikh (106)	20,000		20,000	0	-%
Jay Shearer (107)	20,000		20,000	0	-%
JD Advisors, LLC (108)	40,000		40,000	0	-%
Solantro, LLC (109)	155,000		155,000	0	-%
Jeffrey Rundio (110)	20,000		20,000	0	-%
John N Ajay (111)	80,000		80,000	0	-%
Jonathon W Davis (112)	100,000		100,000	0	-%
Joseph Caldwell (113)	80,000		80,000	0	-%
Del Saler Inc. (114)	50,000		50,000	0	-%
Kamar Capital LLC (115)	10,000		10,000	0	-%
Keith Family Trust (116)	50,000		50,000	0	-%
Keith Fleischmann (117)	20,000		20,000	0	-%
Ticket Capo LLC Cash Balance Pension Plan (118)	10,000		10,000	0	-%
Keith Plasterer (119)	20,000		20,000	0	-%
Ken Dayton (120)	60,000		60,000	0	-%
Kenetic FO LLC (121)	50,000		50,000	0	-%

34

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
Keppel Investments LLC (122)	40,000		40,000	0	-%
Kunal Jerath (123)	50,000		50,000	0	-%
Kurt R Voss (124)	50,000		50,000	0	-%
Daniel Kyle Cerminara (125)	476,492		100,000	376,492	*
Lance Hall (126)	10,000		10,000	0	-%
Last Horizon LLC (127)	20,000		20,000	0	-%
Leonard N. Solie (128)	10,000		10,000	0	-%
Leopoldo Alberto Ochoa Diaz (129)	25,000		25,000	0	-%
Lincoln Alternative Strategies LLC (130)	1,500,000		1,500,000	0	-%
Lincoln Park Capital Fund LLC (131)	50,000		50,000	0	-%
LU2 Holdings LLC (132)	10,000		10,000	0	-%
MANATEE VENTURES INC. (133)	400,000		400,000	0	-%
Mank Capital, LLC (134)	300,000		300,000	0	-%
Manuj Grover (135)	10,000		10,000	0	-%
Maria Molinsky (136)	20,000		20,000	0	-%
Mark Roberson (137)	42,083		30,000	12,083	*
Mark Tompkins (138)	50,000		50,000	0	-%
Mason Park Opportunity Fund, LP (139)	36,000		36,000	0	-%
Michael Campognone (140)	110,000		110,000	0	-%
Michael D Miller (141)	20,000		20,000	0	-%
Mickael Salabi (142)	11,000		11,000	0	-%
Michael J. Calawerts (143)	50,000		50,000	0	-%
MNNC Capital Digital Asset Opportunities BTC Master Fund (144)	150,000		150,000	0	-%
MNNC Capital Digita lAsset Opportunities Master Fund (145)	150,000		150,000	0	-%
Moglia Capital, LLC (146)	400,000		400,000	0	-%
Moglia Family Foundation (147)	200,000		200,000	0	-%
Moglia Trust 2 (148)	150,000		150,000	0	-%
Mohammad Khader Suleiman Ahmad (149)	8,000		8,000	0	-%
Mohinder Brar (150)	100,000		100,000	0	-%
Neil Bhatia (151)	20,000		20,000	0	-%
Neil Wasserman (152)	32,000		32,000	0	-%
Nicholas S. Rudd (153)	10,000		10,000	0	-%
Nick Panayotou (154)	20,001		20,001	0	-%
Obsidian Strategic Fund LLC (155)	30,000		30,000	0	-%
Oliver Chatten (156)	16,000		16,000	0	-%
Ott Lane Investments, LLC (157)	2,500,000		2,500,000	0	-%
Patrick Martin (158)	40,000		40,000	0	-%
Patrick C McCullough (159)	65,000		65,000	0	-%
Paul L. Moglia (160)	10,000		10,000	0	-%
Payward, Inc. (161)	200,000		200,000	0	-%
PEP Capital Fund LP (162)	60,000		60,000	0	-%
Point 72 Associates, LLC (163)	3,475,000	525,000	4,000,000	0	-%
Porter Partners, LP (164)	200,000		200,000	0	-%
Prelude Opportunity Fund, LP (165)	500,000		500,000	0	-%
Proactive Capital Partners, LP (166)	20,000		20,000	0	-%

35

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
Proof of Talk (167)	30,000		30,000	0	-%
Rahim Dhanani (168)	26,000		26,000	0	-%
Rangeley Capital Partners II, LP (169)	11,600		11,600	0	-%
Rangeley Capital Partners, LP (170)	8,400		8,400	0	-%
Rangeley Capital Special Opportunities Fund LP (171)	20,000		20,000	0	-%
Blockside LLC (172)	100,000		100,000	0	-%
Razvan Cristian Draghici (173)	20,000		20,000	0	-%
RCA Financial Partners Inc. (174)	10,000		10,000	0	-%
RCZA Capital Partners LP (175)	340,000		340,000	0	-%
Red Feather Angels LLC (176)	20,000		20,000	0	-%
Reflexive Capital Digital Asset Master Fund Ltd. (177)	200,000		200,000	0	-%
Ring Savvy Inc (178)	20,000		20,000	0	-%
Robert Gutman (179)	10,000		10,000	0	-%
Robert C. Weeks (180)	10,000		10,000	0	-%
Robert Forster (181)	300,000		300,000	0	-%
RFH Enterprises, LLC (182)	20,000		20,000	0	-%
Robert Hannon (183)	15,000		15,000	0	-%
Robert Niecestro (184)	10,000		10,000	0	-%
Ryan Watkins (185)	50,000		50,000	0	-%
Sabby Volatility Warrant Master Fund, Ltd. (186)	0	300,000	300,000	0	-%
Saleem Muneer (187)	40,000		40,000	0	-%
Samat Umirzakov (188)	26,000		26,000	0	-%
Satyadev Musti (189)	20,000		20,000	0	-%
SCM Tech, LLC (190)	50,000		50,000	0	-%
Sheldon Weisfeld (191)	70,000		70,000	0	-%
Shiloh Produce Inc. (192)	160,000		160,000	0	-%
Simon Yoo (193)	20,000		20,000	0	-%
Spruill Holdings LLC (194)	100,000		100,000	0	-%
Stanley and Charnie Waintraub (195)	40,000		40,000	0	-%
Stellium Partners, LP (196)	790,000		790,000	0	-%
Steven Farber (197)	10,000		10,000	0	-%
Steven Stuart (198)	20,000		20,000	0	-%
Steven Obadiah (199)	15,000		15,000	0	-%
Stourbridge Investments LLC (200)	20,000		20,000	0	-%
Sumiran Racherla (201)	20,000		20,000	0	-%
Supereight Capital Holdings LTD (202)	20,000		20,000	0	-%
Superius Securities Profit Sharing Margin (203)	300,000		300,000	0	-%
Swift Global Ltd (204)	150,000		150,000	0	-%
Syncracy Master Fund I LTD (205)	3,475,810	250,000	3,725,810	0	-%

36

Name of Selling Securityholder	Number of Shares of Common Stock Held Before the Offering	Number of Shares of Common Stock Underlying PFWs Held Before the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Percentage of Shares of Common Stock Owned After the Offering
Tarek Sherif Hegazy (206)	10,000		10,000	0	-%
TEW Family Investments LLC (207)	50,000		50,000	0	-%
Thedore Rosenthal (208)	60,000		60,000	0	-%
ThinkEquity LLC (209)	0	2,398,189	2,398,189	0	-%
Tiger Trout Capital Puerto Rico LLC (210)	100,000		100,000	0	-%
Timothy J. Pire (211)	10,000		10,000	0	-%
TMR Partners Long Only, LP (212)	264,000		264,000	0	-%
TMR Partners Long Short Opportunities, LP (213)	300,000		300,000	0	-%
Tony Dong (214)	10,000		10,000	0	-%
Tourlite Fund, LP (215)	26,000		26,000	0	-%
Tradenest Investments LLC (216)	100,000		100,000	0	-%
Transcend Partners, LLC (217)	300,000		300,000	0	-%
Unicorn Capital, LLC (218)	20,000		20,000	0	-%
Red Neck Yacht Fund, LP (219)	160,000		160,000	0	-%
Unterberg Legacy Capital, LLC (220)	10,000		10,000	0	-%
Utopia Capital LLC (221)	10,000		10,000	0	-%
W Ranches LLC (222)	200,000		200,000	0	-%
W33 LLC (223)	10,000		10,000	0	-%
Warberg XF III LP (224)	30,000		30,000	0	-%
Wasabi Investors LLC (225)	40,000		40,000	0	-%
Wilson, Wilson & Wilson (226)	20,000		20,000	0	-%
WKW Operations LLC (227)	200,000		200,000	0	-%
Woodworth Contrarian Stock & Bond Fund, LP (228)	20,000		20,000	0	-%
XIB International Master Fund by the fund’s advisor XIB (229)	100,000		100,000	0	-%
Yassin Mobarak (230)	10,000		10,000	0	-%
Yugana Hana Ltd (231)	20,000		20,000	0	-%
Zachary Handelman (232)	10,000		10,000	0	-%

*	means less than 1%
(1)	Consists only of Common Stock underlying outstanding Regular PFWs that have not been exercised, since all automatic PFWs converted to Common Stock on September 5, 2025.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus.
(3)	Represents the amount of shares that will be held by the Selling Securityholders after completion of this offering based on the assumptions that (a) all Common Stock underlying the PFWs registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by the Selling Securityholders prior to completion of this offering. However, the Selling Securityholders is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.
(4)	The address of the Selling Security Holder is 2 Wooster St., FL 2, New York, NY 10013
(5)	The address of the Selling Security Holder is 6369 Zaid bin Osamah, 2675 North Mathar Dist, Riyadh, Kingdom of Saudi Arabia
(6)	The address of the Selling Security Holder is 6462 Samur St, Al Manar, Riyadh, Riyadh, 14222, KSA
(7)	The address of the Selling Security Holder is Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda
(8)	The address of the Selling Security Holder is 9276 Biaggio Road, Boca Raton, FL 33496
(9)	The address of the Selling Security Holder is 1250 S Pine Island Rd, Suite 500, Plantation, FL 33323
(10)	The address of the Selling Security Holder is 344 Jasmine St., Laguna Beach, CA 92651
(11)	The address of the Selling Security Holder is 3961 King Abdulaziz Road, Al Dhubbat District, Ryadh
(12)	The address of the Selling Security Holder is 109 Calle Del La Cruz, San Juan, Puerto Rico 00901
(13)	The address of the Selling Security Holder is 1460 4th St,. Suite 300, Santa Monica, CA 90401
(14)	The address of the Selling Security Holder is 1460 4th St,. Suite 300, Santa Monica, CA 90401

37

(15)	The address of the Selling Security Holder is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies
(16)	The address of the Selling Security Holder is 12303 SW 82nd Ave, Miami, FL 33156
(17)	The address of the Selling Security Holder is 3110 Bayshore Blvd. NE., St. Petersburg, FL 33703
(18)	The address of the Selling Security Holder is 521 5th Avenue, Suite 1801, New York, New York 10017
(19)	The address of the Selling Security Holder is 246 Brookside Rd., Darien, CT 06820
(20)	The address of the Selling Security Holder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022
(21)	The address of the Selling Security Holder is 55 East Field Drive, Bedford, NY 10506
(22)	The address of the Selling Security Holder is 245 Fenimore St., Brooklyn, NY 11225
(23)	Citadel CEMF Investments Ltd. is an affiliate of a broker-dealer. The Selling Security Holder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, the Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Selling Security Holder is c/o Citadel Enterprise Americas LLC, Attn: Legal Department, 830 Brickell Plaza, Floor 15, Miami, Florida 33131
(24)	The address of the Selling Security Holder is 1 Penn Plaza, Suite 4810, New York, NY 10119
(25)	The address of the Selling Security Holder is 888 Prospect St., Suite 200, La Jolla. CA. 92037
(26)	The address of the Selling Security Holder is 9157 Isla Bella Cir., Bonita Springs, FL 34135
(27)	The address of the Selling Security Holder is 702 Crystal Creek Drive, Austin, Texas, 78746
(28)	The address of the Selling Security Holder is 706 Amsterdam Avenue, 3FS, New York, NY 10025
(29)	The address of the Selling Security Holder is 6126 Shenandoah Ave., Los Angeles, CA 90056
(30)	The address of the Selling Security Holder is 1426 S Hayworth Avenue, Apt 203, Los Angeles, CA 90035
(31)	The address of the Selling Security Holder is 5850 Camino De La Costa, La Jolla, CA. 92037
(32)	The address of the Selling Security Holder is 60 Paya Lebar Road #07-54 Singapore 409051
(33)	The address of the Selling Security Holder is 1718 CAPITOL AVE, CHEYENNE, WY 82001
(34)	The address of the Selling Security Holder is 9315 SW 61st Ct, Miami, FL 33156
(35)	The address of the Selling Security Holder is 489 Market Street West, Gaithersburg, MD 20878
(36)	The address of the Selling Security Holder is 9609 Georgetown Pike, Great Falls, VA
(37)	The address of the Selling Security Holder is c/o Brio Capital Management LLC, 100 Merrick Rd, Suite 401W, Rockville Centre, NY 11570
(38)	The address of the Selling Security Holder is 7 Sheffield Ct, Somerset. NJ 08873
(39)	The address of the Selling Security Holder is 6545 Preston Road, Suite 200, Plano, TX. 75024
(40)	The address of the Selling Security Holder is 931 Adams Ave, Franklin Sq , NY 11010
(41)	The address of the Selling Security Holder is Bachstr 4, 86343 Koenigsbrunn
(42)	Daniel Kyle Cerminara is our Chairman and Chief Executive Officer of the Company. Daniel Kyle Cerminara is the beneficial owner of Cerminara Capital LLC. The address of the Selling Security Holder is 162 Heathland Lane, Mooresville, NC 28117
(43)	The address of the Selling Security Holder is 259. South Cunningham Road, Salina, KS
(44)	The address of the Selling Security Holder is 1560 East 6th Street, 101, Corona, CA 92879
(45)	The address of the Selling Security Holder is 580 Anton Blvd #223 Costa Mesa, CA 92626
(46)	The address of the Selling Security Holder is 4306 W SEVILLA ST, TAMPA, FL 33629
(47)	The address of the Selling Security Holder is 316 Golden Gate Avenue, Belvedere, CA 94920
(48)	The address of the Selling Security Holder is 6 Bevis Marks, London EC3A 7BA, UK
(49)	The address of the Selling Security Holder is PO Box 6811, Ketchum, ID 83340
(50)	The address of the Selling Security Holder is 300A South Church Street Unit 2, George Town, Grand Cayman 00000
(51)	The address of the Selling Security Holder is 453 Morgan Pl Oyster Bay, NY 11771
(52)	The address of the Selling Security Holder is 86 Nordeo st Kfar Shmariahu, Israel 4691000
(53)	The address of the Selling Security Holder is 10 E. 78th Street, New York, NY 10075
(54)	The address of the Selling Security Holder is 26717 Annesley Rd., Beachwood, OH 44122 USA
(55)	The address of the Selling Security Holder is 1100 S Flagler Drive, Unit 1502, West Palm Beach, Florida 33401

38

(56)	The address of the Selling Security Holder is 30 Martinwood Road, Jamaica Plain, MA 02130
(57)	The address of the Selling Security Holder is 205 Hunter Avenue, Sleepy Hollow, NY 10591
(58)	The address of the Selling Security Holder is 290 Harbor Drive, Fourth Floor, Stamford, CT 06902, USA
(59)	The address of the Selling Security Holder is 131 Dartmouth Street, 3rd Floor, Boston, MA 02116
(60)	The address of the Selling Security Holder is 131 Dartmouth Street, 3rd Floor, Boston, MA 02116
(61)	The address of the Selling Security Holder is 530 East 86th St., New York, NY 10018
(62)	The address of the Selling Security Holder is 27 Red Ground Road, Old Westbury, NY 11568
(63)	The address of the Selling Security Holder is 122 Vista Del Mar Lane, #503B, Myrtle Beach, SC 27572
(64)	The address of the Selling Security Holder is 1057 East Poppy Hills Drive, Fresno, California 93720
(65)	The address of the Selling Security Holder is 334 Hidden Pines Rd., Del Mar, CA 92104
(66)	The address of the Selling Security Holder is 2121 Market St., Galveston, TX 77550
(67)	The address of the Selling Security Holder is 108 Gateway Blvd, Suite 204, Mooresville NC 28117
(68)	The address of the Selling Security Holder is 108 Gateway Blvd, Suite 204, Mooresville NC 28117
(69)	The address of the Selling Security Holder is ECDB 3129, Al Buhayrah Dist, Al Khobar , Saudi Arabia - Postal Code- 34722, Building Number - Street 4B, Secondary Number 7591
(70)	The address of the Selling Security Holder is Diagonal 6 12-42 Zona 10 Design Center, Torre II, Of. 1103 Ciudad de Guatemala,
(71)	Daniel Kyle Cerminara is our Chairman and Chief Executive Officer of the Company. Daniel Kyle Cerminara is the beneficial owner of FG Financial Holdings LLC. The address of the Selling Security Holder is 162 Heathland Lane, Mooresville, NC 28117
(72)	The address of the Selling Security Holder is 1040 1st Ave., New York, NY 10022
(73)	Daniel Kyle Cerminara is our Chairman and Chief Executive Officer of the Company. Daniel Kyle Cerminara is the beneficial owner of Fundamental Global Holdings LLC. The address of the Selling Security Holder is 162 Heathland Lane, Mooresville, NC 28117
(74)	The address of the Selling Security Holder is 601 California St, Suite 1151, San Francisco, CA 94108
(75)	The address of the Selling Security Holder is Galaxy Digital, Attn: Connor Finemore, Galaxy Digital LP, 300 Vesey Street, 13th Floor , New York, NY 10282
(76)	Jose Vargas is a director of the Company and the Head of Business Development of the Company’s Digital Assets Division. Jose Vargas is the beneficial owner of Galeb3, Inc. The address of the Selling Security Holder is 4201 Collins Avenue, #2503, Miami Beach, FL 33140
(77)	The address of the Selling Security Holder is 1308 Panini Dr, Henderson, NV 89052
(78)	The address of the Selling Security Holder is 23010 Holly Creek Trail, Tomball, TX 77377
(79)	The address of the Selling Security Holder is 30 Merrill Circle South, Moraga, California, 94556
(80)	The address of the Selling Security Holder is 34 Via Di Nola, Laguna Niguel, Ca, 92677, USA
(81)	The address of the Selling Security Holder is 3972 NW 52nd St., Boca Raton, FL 33496
(82)	Great Point Capital LLC is an affiliate of a broker-dealer. The Selling Security Holder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, the Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Selling Security Holder is 12301 Research Blvd, #4-270, Austin, TX 78759.
(83)	The address of the Selling Security Holder is 219 Stites Avenue, Cape May Point, NJ 08212
(84)	The address of the Selling Security Holder is 3 PLACE DES EAUX-VIVES, 1207 GENEVA, SWITZERLAND
(85)	The address of the Selling Security Holder is 1261 136th St, W Rosemount, MN 55068
(86)	Larry G. Swets, Jr. Head of Merchant Banking for the Company. Larry G. Swets, Jr. is the beneficial owner of Asymmetric Investors LLC. The address of the Selling Security Holder is 104 S. Walnut Street, Unit 1A, Itasca, IL 60143
(87)	The address of the Selling Security Holder is 315 8th Ave, Belmar, NJ 07719
(88)	The address of the Selling Security Holder is c/o Hivemind, 315 Park Ave South, 4th Floor, New York, NY 10010
(89)	The address of the Selling Security Holder is 62 Frank St., Box 161, Strathroy ON N7G3J2
(90)	The address of the Selling Security Holder is 915 McCormick Dr, Lake Forest, IL 60045
(91)	The address of the Selling Security Holder is 11974 Mayfield Avenue, No. 8, Los Angeles, CA 90049
(92)	The address of the Selling Security Holder is 6 Vernon Rd NW, Atlanta, GA 30305
(93)	The address of the Selling Security Holder is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Fl, Stamford, CT 06902
(94)	The address of the Selling Security Holder is 1926 N Hudson Ave, Chicago, IL 60614

39

(95)	The address of the Selling Security Holder is 110 East 40th #903 New York, NY 10016
(96)	The address of the Selling Security Holder is 200 Todo El Mundo, Woodside CA 94062
(97)	The address of the Selling Security Holder is 914 SW 5th St, Boca Raton, FL 33486
(98)	The address of the Selling Security Holder is 344 Jasmine St., Laguna Beach, CA 92651
(99)	The address of the Selling Security Holder is 2 Glenthorne Rd, London N11 3HT United Kingdom
(100)	The address of the Selling Security Holder is 2211A Lakeside Dr., Bannockburn, IL 60015
(101)	The address of the Selling Security Holder is 16057 Tampa Palms Blvd West #505, Tampa, FL 33647
(102)	The address of the Selling Security Holder is 13 Fairlawn Ave, Dobbs Ferry, NY 10522
(103)	The address of the Selling Security Holder is 190 Clapboard Ridge Road, Greenwich, CT 06831
(104)	The address of the Selling Security Holder is 1136 S Plymouth Blvd, Los Angeles, CA 90019
(105)	The address of the Selling Security Holder is 1026 Lillian Ln., Galveston, Texas 77554
(106)	The address of the Selling Security Holder is West Bay Lagoon, Zone 66, 700-Al-Buhaira Street, Bldg 270, Villa 6, Doha, Qatar
(107)	Jay Shearer is an affiliate of a broker-dealer. The Selling Security Holder purchased the shares being registered for resale in the ordinary course of business, and, at the time of the purchase, the Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Selling Security Holder is 291 E Park Ave, Wasilla AK 99654
(108)	The address of the Selling Security Holder is 3556 Outlook Avenue, Cincinnati, OH 45208
(109)	The address of the Selling Security Holder is 182 Howard St. #605, San Francisco, CA 94105
(110)	The address of the Selling Security Holder is 20277 E Silver Creek Ln, Queen Creek AZ, 85142
(111)	The address of the Selling Security Holder is 9276 Biaggio Road, Boca Raton, FL 33496
(112)	The address of the Selling Security Holder is 2750 Gale Road, Wayzata MN 55391
(113)	The address of the Selling Security Holder is 111 Piazza Vetta Dr, Austin TX 78734
(114)	The address of the Selling Security Holder is 3401 N Miami Ave, Miami, FL 33127
(115)	The address of the Selling Security Holder is 11315 Catherine’s Mine Circle, Charlotte, NC 28277
(116)	The address of the Selling Security Holder is 6603 Rannoch Road, Bethesda Md 20817
(117)	The address of the Selling Security Holder is 6240 West 3rd Street, #421, Los Angeles, CA 90036
(118)	The address of the Selling Security Holder is 11 Harness Way, Chesterfield NJ 08515
(119)	The address of the Selling Security Holder is 36 Kelly Drive, Carlisle, PA 17015
(120)	The address of the Selling Security Holder is 355 Lake Street W, Wayzata, MN 5531
(121)	The address of the Selling Security Holder is Rm 903, 53 Calle Las Palmeras, San Juan, PR 00901
(122)	The address of the Selling Security Holder is 11217 N May Ave Oklahoma City, OK 73120
(123)	The address of the Selling Security Holder is 434 West Webster Avenue, Chicago, IL 60614
(124)	The address of the Selling Security Holder is 3585 Beachmont Road, De Pere, WI 54115
(125)	Daniel Kyle Cerminara is our Chairman and Chief Executive Officer of the Company. The address of the Selling Security Holder is 162 Heathland Lane, Mooresville, NC 28117
(126)	The address of the Selling Security Holder is 1968 S Coast Hwy ste 439 Laguna Beach Ca 92651
(127)	The address of the Selling Security Holder is 1968 S Coast Hwy ste 439 Laguna Beach Ca 92651
(128)	The address of the Selling Security Holder is 5003 S. Elberon St, Tampa Florida 33611
(129)	The address of the Selling Security Holder is Beethovenstraat 563
(130)	The address of the Selling Security Holder is 404 Washington Ave, #650, Miami Beach, FL 33139
(131)	The address of the Selling Security Holder is Lincoln Park Capital, 415 N. LaSalle Dr., Suite 700B, Chicago, IL 60654
(132)	The address of the Selling Security Holder is 132 Oval Road, Manasquan, NY 08736
(133)	The address of the Selling Security Holder is 3301 North Miami Ave., Suite 205, Miami, Florida, 33127
(134)	The address of the Selling Security Holder is 347 W 87th St, New York, NY 10024
(135)	The address of the Selling Security Holder is 133 Belvia Drive, Concord, Ontario L4K5K3 (Canada)
(136)	The address of the Selling Security Holder is 329 Chesnut Hill Road, Unit 2, Norwalk, CT 06851
(137)	Mark Roberson is the Chief Financial Officer of the Company. The address of the Selling Security Holder is 1003 Russet Glen Lane, Matthews, NC 28104

40

(138)	The address of the Selling Security Holder is Apartment 1, Via Guidino, Lugano, 6900 Switzerland
(139)	Thedore Rosenthal is the President of the Company’s Digital Assets Division. Thedore Rosenthal is the beneficial owner of Mason Park Opportunity Fund, LP. The address of the Selling Security Holder is 119 Washington Ave, Miami Beach, FL 33139
(140)	The address of the Selling Security Holder is 323 Vista De La Playa, La Jolla, CA 92037
(141)	The address of the Selling Security Holder is 19905 N 94th Way, Scottsdale AZ 85255
(142)	The address of the Selling Security Holder is 20900 NE 30th Ave, Aventura, FL 33180
(143)	The address of the Selling Security Holder is 133 Garden Gate Court, Green Bay, WI 54313
(144)	The address of the Selling Security Holder is 525 Washington Blvd., Third Floor, Jersey City, NJ 07310
(145)	The address of the Selling Security Holder is 525 Washington Blvd., Third Floor, Jersey City, NJ 07310
(146)	The address of the Selling Security Holder is 505 Cornhusker Road Ste 105 #393, Bellevue, NE 68005
(147)	The address of the Selling Security Holder is 505 Cornhusker Road Ste 105 #393, Bellevue, NE 68005
(148)	The address of the Selling Security Holder is 505 Cornhusker Road Ste 105 #393, Bellevue, NE 68005
(149)	The address of the Selling Security Holder is St 7514, Block 575, House 587 Aljanabiyah, Bahrain
(150)	The address of the Selling Security Holder is 7775 Dune Lake Road SE, Moses Lake, WA 98837
(151)	The address of the Selling Security Holder is 624 Center Street, Southport, CT 06890
(152)	The address of the Selling Security Holder is 3839 Rodman St. NW, APT A31, Washington, DC 20016
(153)	The address of the Selling Security Holder is 1056 Sagebrush Road, Carlsbad, CA 92011
(154)	The address of the Selling Security Holder is 2200 Redington Road, Hillsborough Ca 94010
(155)	The address of the Selling Security Holder is 150 Greenwich St FL 29, New York, NY 10007
(156)	The address of the Selling Security Holder is Newhaggard Lane, Trim, Meath Ireland
(157)	The address of the Selling Security Holder is 400 Clematis St., #208, West Palm Beach, FL 33401
(158)	The address of the Selling Security Holder is Flat 1, 10 Collingham Gardens, London SW5 0HS, UK
(159)	The address of the Selling Security Holder is 35 Long Bay Dr, Newport Beach, CA 92660
(160)	The address of the Selling Security Holder is 49 The Circle, Glen Head, NY 11545
(161)	Payward Inc. is an affiliate of a broker-dealer. The Selling Security Holder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, the Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Selling Security Holder is 1603 Capitol Ave. Suite 517B, Cheyenne, WY 82001
(162)	The address of the Selling Security Holder is 9315 SW 61st Ct, Miami, FL 33156
(163)	The address of the Selling Security Holder is 72 Cummings Point Road, Stamford, CT 06902
(164)	The address of the Selling Security Holder is 165 N Redwood Drive Suite 204, San Rafael, CA 94903
(165)	The address of the Selling Security Holder is 131 Dartmouth Street, 3rd Floor , Boston, MA 02116
(166)	The address of the Selling Security Holder is 110 E. 59th St., 23rd Floor, New York, NY 10022
(167)	The address of the Selling Security Holder is Theaterstr. 13, 52062 Aachen, Germany
(168)	The address of the Selling Security Holder is 1 Westview Ct, Clifton Park, NY 12065
(169)	The address of the Selling Security Holder is Rangeley Capital LLC, 3 Forest Street #8, New Canaan, CT 06840, Attn: Robert Sterner
(170)	The address of the Selling Security Holder is Rangeley Capital LLC, 3 Forest Street #8, New Canaan, CT 06840, Attn: Robert Sterner
(171)	The address of the Selling Security Holder is Rangeley Capital LLC, 3 Forest Street #8, New Canaan, CT 06840, Attn: Robert Sterner
(172)	The address of the Selling Security Holder is 1 Purlieu Place, Ste 250, Winter Park, FL 32792
(173)	The address of the Selling Security Holder is 1410 Dupont St, Toronto, ON, M6H0B6
(174)	The address of the Selling Security Holder is 1241 Darlington Oak Circle NE, Saint Petersburg, FL 33703
(175)	The address of the Selling Security Holder is 920 Ave M, Brooklyn, NY 11230
(176)	The address of the Selling Security Holder is Juan Racine 134, PH 1002, Polanco, Miguel Hidalgo, 11510, Ciudad de Mexico, Mexico
(177)	The address of the Selling Security Holder is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman, KY1-1104
(178)	The address of the Selling Security Holder is 120 Lake Ave South, Nesconset, NY 11767
(179)	The address of the Selling Security Holder is 93 Bayberry Ln, Westport, CT 06880
(180)	The address of the Selling Security Holder is 903 Augusta Dr, Moraga, CA 94556
(181)	The address of the Selling Security Holder is 54 Deepdale Dr, Great Neck, NY 11021
(182)	The address of the Selling Security Holder is 485 Chalkstone Ave., Providence, RI 02908

41

(183)	The address of the Selling Security Holder is 14 McCook Place, Nianttic, CT 06357
(184)	The address of the Selling Security Holder is 13053 Big Bear Bluff, Boynton Beach, Florida 33473
(185)	The address of the Selling Security Holder is 15 Broad St, APT 1700, New York, NY, 10005
(186)	The address of the Selling Security Holder is Sabby Management, LLC, 1011 Links Dr., Miami Beach, FL 33109
(187)	The address of the Selling Security Holder is 2262 N Faircliff Dr, Orange, CA 92867
(188)	The address of the Selling Security Holder is 37 Crownview Ct., Sparta, NJ, 07871
(189)	The address of the Selling Security Holder is 7122 NW 26th Way, Boca Raton, FL 33496
(190)	The address of the Selling Security Holder is 1810 W Kennedy Blvd, Tampa, FL 33629, Attn: Sunsar Capital
(191)	The address of the Selling Security Holder is P.O Box 820732, Houston, TX 77282-0742
(192)	The address of the Selling Security Holder is Shiloh Produce, Inc. 545 East Herrera Road, Hatch, NM 87937
(193)	The address of the Selling Security Holder is 1320 Pleasant Ln., Glenview, IL 60025
(194)	The address of the Selling Security Holder is 850 Morrison Drive, Suite 375, Charleston, SC 29403
(195)	The address of the Selling Security Holder is 480 Winthrop Rd, Teaneck, NJ 07666
(196)	The address of the Selling Security Holder is 500 W. 2nd St., Suite 1900, Austin, TX 78701
(197)	The address of the Selling Security Holder is 9 Daniel Drive, Glen Cove NY 11542
(198)	The address of the Selling Security Holder is 5 Sunset Lane, Rye, NY 10580
(199)	The address of the Selling Security Holder is 1308 Drexel Ave Apt 312, Miami Beach, FL 33139
(200)	The address of the Selling Security Holder is 700 Summit Rd, Union, NJ 07083
(201)	The address of the Selling Security Holder is 8501 W 144th PL, Overland Park, Kansas 66223
(202)	The address of the Selling Security Holder is 9901 N. 50th St., Paradise Valley, AZ 85253
(203)	The address of the Selling Security Holder is 94 Grand Avenue
(204)	The address of the Selling Security Holder is 9 Russell Gardens, London, United Kingdom, NW119NJ
(205)	The address of the Selling Security Holder is 99 Hudson Street, Floor 5, New York, NY 10013
(206)	The address of the Selling Security Holder is Abdullah Bin Ibrahim Bin Saif St, Wadi Qortubah Compound, 1057
(207)	The address of the Selling Security Holder is 31 South Harrison Street, Easton, MD 21601
(208)	Theodore Rosenthal is the President of the Company’s Digital Assets Division. The address of the Selling Security Holder is 119 Washington Ave, STE 600, Miami Beach, Florida
(209)	ThinkEquity LLC is a broker dealer. The Selling Stockholder purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The shares of Common Stock issuable upon exercise of the Regular PFW’s of the Selling Stockholder registered hereby, which were subscribed for by the Selling Stockholder as described above, are separate from the 3,000,000 warrants issued to the Selling Stockholder in connection with its role in acting as placement agent for the PIPE Offering (the “Placement Agent Warrants”), which Placement Agent Warrants are no longer beneficially owned by ThinkEquity LLC. The address of the Selling Security Holder is 17 State Street, 41st Floor, New York NY 10004
(210)	The address of the Selling Security Holder is 1357 Ashford Ave, STE 2-267, San Juan PR 00907
(211)	The address of the Selling Security Holder is 333 West Mifflin Street, Unit 3010, Madison, WI 53703
(212)	Theodore Rosenthal is the President of the Company’s Digital Assets Division. Thedore Rosenthal is the beneficial owner of TMR Partners Long Only, LP. The address of the Selling Security Holder is 119 Washington Ave, Miami Beach, FL 33139
(213)	Theodore Rosenthal is the President of the Company’s Digital Assets Division. Thedore Rosenthal is the beneficial owner of TMR Partners Long Short Opportunities, LP. The address of the Selling Security Holder is 119 Washington Ave, Miami Beach, FL 33139
(214)	The address of the Selling Security Holder is 91 Leonard Street, 10A, New York, NY 10013
(215)	The address of the Selling Security Holder is 7 Penn Plaza, Suite 601, New York, NY 10001
(216)	The address of the Selling Security Holder is 100 South Pointe Drive, Unit 2704, Miami Beach, FL 33139
(217)	The address of the Selling Security Holder is 3972 Happy Valley, Lafayette, CA 94549
(218)	The address of the Selling Security Holder is 1688 Meridian, Miami Beach, FL 33139
(219)	The address of the Selling Security Holder is 227 North Santa Fe, Salina, KS 67401
(220)	The address of the Selling Security Holder is 10 Gracie Sq, New York, NY
(221)	The address of the Selling Security Holder is 101 Wood Ave S, Iselin, NJ 08830
(222)	The address of the Selling Security Holder is 702 Crystal Creek Drive, Austin, Texas 78746
(223)	The address of the Selling Security Holder is 13326 Immanuel Rd, Pflugerville TX 78660
(224)	The address of the Selling Security Holder is 716 Oak Street, Winnetka IL 60093
(225)	The address of the Selling Security Holder is 464 Riversville Road, Greenwich, CT 06831
(226)	The address of the Selling Security Holder is Tim Wilson C/O Ernest Packaging, 5777 Smithway Street, Commerce CA 90040
(227)	The address of the Selling Security Holder is 702 Crystal Creek Drive, Austin, Texas 78746
(228)	The address of the Selling Security Holder is PO Box 1610, McMinnville, OR 97128
(229)	The address of the Selling Security Holder is Royal Bank Plaza, 200 Bay Street, Suite 2102, P.O. Box 93, Toronto, ON M5J 2J2
(230)	The address of the Selling Security Holder is 1719 Primrose Lane, Katy, TX 77493
(231)	The address of the Selling Security Holder is c/o John Fiorelli, 425 Carr 693, STE 1, PMB 093, Dorado, PR 00646
(232)	The address of the Selling Security Holder is 28 Oak Knoll Road, Ridgefield, CT 06877

42

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their donees, pledgees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed or prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying rice determined the time of sale or at negotiated prices. A Selling Shareholder may use any one or more of the following methods when disposing securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades (which may include crosses) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange and/or secondary distributions;

●	directly to purchasers, including through a specific bidding, auction or other process in privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distribution of the shares of common stock by any Selling Stockholder to its employees, partners (including limited partners), members or stockholders;

●	through delayed delivery requirements;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

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Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Shareholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been disposed of pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Holland & Hart LLP, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, respectively, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, information statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we provide free access to these materials through our website, www.fgnexus.io, as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on, or that may be accessible through, our website is not a part of, and is not incorporated into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be an important part of this prospectus, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC (other than any portions of the Current Reports on Form 8-K that were furnished pursuant to Item 2.02 or 7.01 of Form 8-K or other applicable SEC rules):

(1)	Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025 (File No. 001-36366);
(2)	Form 8-K filed on March 20, 2025 (File No 001-36366);
(3)	Amendment No. 1 to Annual Report on Form 10-K/A filed on April 30, 2025 (File No 001-36366);
(4)	Quarterly Report on Form 10-Q filed on May 14, 2025 (File No 001-36366);
(5)	Form 8-K filed on July 30, 2025; (File No 001-36366);
(6)	Quarterly Report on Form 10-Q filed on August 7, 2025 (File No 001-36366);
(7)	Form 8-K filed with the SEC on August 8, 2025 (File No 001-36366);
(8)	Definitive Information Statement on Schedule 14C filed on August 15, 2025;
(9)	Form 8-K filed with the SEC on September 8, 2025 (File No 001-36366);
(10)	Form 8-K filed with the SEC on September 9, 2025 (File No 001-36366);
(11)	Form 8-K filed with the SEC on September 12, 2025 (File No 001-36366);
(12)	Definitive Information Statement on Schedule 14C filed on September 15, 2025;
(13)	Form 8-K filed with the SEC on October 8, 2025 (File No 001-36366);
(14)	The description of our shares of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 19, 2014, as updated by the description contained in Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 2023, and together with all amendments or reports filed for the purpose of updating such description; and
(15)	The description of our shares of 8.00% Cumulative Preferred Stock, Series A contained in our Registration Statement on Form 8-A, as filed with the SEC on February 26, 2018, as updated by the description contained in Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 2023, and together with all amendments or reports filed for the purpose of updating such description.

Whenever after the date of filing the registration statement of which this prospectus is a part, and until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that under the rules of the SEC, is not deemed “filed” for purposes of the Exchange Act.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

FG Nexus Inc.

Attention: Investor Relations

6408 Bannington Road

Charlotte, North Carolina 28226

(704) 994-8279

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Up to 40,000,000 Shares of common stock issuable upon exercise of Pre-Funded Warrants

FG Nexus Inc.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses to be paid by us in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the registration fee required by the Securities & Exchange Commission (“SEC”).

SEC registration fee	$28,061.92
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$50,000.00
Transfer agent fees and expenses	$10,000.00
Printing expenses	$5,000.00
Miscellaneous	$11,938.08
Total	$125,000.00

(1)	These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, subject to certain exceptions under Nevada law, or unless the Articles of Incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s By-Laws further provide that a director shall not be personally liable for monetary damages for any action taken, or failure to take any action, unless (i) the director breached or failed to perform the duties of his or her office as provided in the NRS; and (ii) the breach or failure to perform constituted self-dealing, willful misconduct or recklessness. In addition, the Company’s Articles of Incorporation provide that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under Section 78.751 of the NRS, to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to the Nevada indemnification laws, or otherwise in defense of any such claim, issue or matter, the Company is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Company’s Articles of Incorporation and By-Laws comply with the Nevada law as set forth above.

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As permitted by Nevada law, the Company’s By-Laws authorize the Company to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Company is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses.

Under the terms of the Company’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Company are insured against certain liabilities, including liabilities arising under the Securities Act. We may in the future enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Number	Description

3.1	Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 7, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022).

3.2	Articles of Merger, as filed with the Secretary of State of the State of Nevada on December 7, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022).

3.3	Articles of Incorporation, as filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022).

3.4	Certificate of Correction, dated October 11, 2022, to the Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of FG Financial Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 12, 2022).

3.5	By-Laws (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022).

3.6	Certificate of Amendment, dated September 5, 2025, to the Amended and Restated Articles of Incorporation of FG Financial Group, Inc., as filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 5, 2025).

3.7	Certificate of Amendment, dated October 7, 2025, to the Amended and Restated Articles of Incorporation of FG Financial Group, Inc., as filed with the Secretary of State of the State of Nevada (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 8, 2025).

3.8	First Amendment to By-Laws of FG Nexus Inc.

4.1	Form of Optionally Exercisable Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

4.2	Form of Automatically Exercisable Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

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5.1	Opinion of Holland & Hart LLP.

10.1	Form of Securities Purchase Agreement, dated as of July 29, 2025, between Fundamental Global Inc. and each Purchaser (as defined therein) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

10.2	Form of Registration Rights Agreement, dated as of July 29, 2025, between Fundamental Global Inc. and each Purchaser (as defined therein) (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

10.3#	The Master Custody Service Agreement, dated July 17, 2025, between Fundamental Global Inc. and Anchorage Digital Bank N.A.

10.4#	BitGo Custodial Services Agreement, dated August 1, 2025, between Fundamental Global Inc. and BitGo Trust Company, Inc.

10.5	Asset Management Agreement, dated July 21, 2025, between Fundamental Global Inc. and Galaxy Digital Capital Management LP (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

23.1	Consent of Haskell & White LLP (independent registered public accounting firm).

23.2	Consent of Holland & Hart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

# In accordance with item 601(b)(10)(iv) of regulation S-K, certain information has been omitted from the exhibit because it is both (1) not material and (2) the type that the registrant treats as private or confidential.

Item 17. Undertakings

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

d.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 14, 2025.

FG Nexus Inc.

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara
Chief Executive Officer

Power of Attorney

Each of the undersigned, whose signature appears below, hereby constitutes and appoints D. Kyle Cerminara, Mark D. Roberson and Todd R. Major and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Kyle Cerminara	Chairman and Chief Executive Officer	October 14, 2025
D. Kyle Cerminara	(Principal Executive Officer)

/s/ Mark D. Roberson	Chief Financial Officer	October 14, 2025
Mark D. Roberson	(Principal Financial Officer)

/s/ Dr. Richard E. Govignon Jr.		October 14, 2025
Dr. Richard E. Govignon Jr.	Director

/s/ Rita Hayes		October 14, 2025
Rita Hayes	Director

/s/ Michael C. Mitchell		October 14, 2025
Michael C. Mitchell	Director

/s/ Robert J. Roschman		October 14, 2025
Robert J. Roschman	Director

/s/ Ndamukong Suh		October 14, 2025
Ndamukong Suh	Director

/s/ Scott D. Wollney		October 14, 2025
Scott D. Wollney	Director

/s/ Jose Vargas		October 14, 2025
Jose Vargas	Director

/s/ Maja Vujinovic		October 14, 2025
Maja Vujinovic	Director

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